EXHIBIT 10.1
Published CUSIP Number: 03528CAD2

FIVE-YEAR REVOLVING CREDIT AGREEMENT
Dated as of April 8, 2011
among
ANIXTER INC.
and
THE BORROWING SUBSIDIARIES FROM TIME TO TIME PARTIES HERETO,
as Borrowers,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Swing Line Lender and L/C Issuer,
and
THE OTHER LENDERS PARTY HERETO
BANK OF AMERICA, N.A.
and
JPMORGAN CHASE BANK, N.A.,
as Co-Syndication Agents,
SUNTRUST BANK
and
THE ROYAL BANK OF SCOTLAND PLC,
as Co-Documentation Agents
WELLS FARGO SECURITIES, LLC,
MERRILL LYNCH PIERCE FENNER & SMITH INCORPORATED
and
J.P. MORGAN SECURITIES LLC,
as Joint Lead Arrangers and Joint Book Managers

ARTICLE I	DEFINITIONS AND ACCOUNTING TERMS	1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	27
1.03	Accounting Terms	27
1.04	Exchange Rates; Currency Equivalents; Additional Foreign Currencies.	28
1.05	Change of Currency.	29
1.06	Times of Day	29
1.07	Letter of Credit Amounts	29
1.08	Rounding	29
ARTICLE II	THE COMMITMENTS AND CREDIT EXTENSIONS	29
2.01	Committed Loans	29
2.02	Borrowings, Conversions and Continuations of Committed Loans.	30
2.03	Swing Line Loans.	31
2.04	[Intentionally Omitted].	34
2.05	[Intentionally Omitted].	34
2.06	Letters of Credit.	34
2.07	Prepayments.	42
2.08	Reduction or Termination of Commitments	43
2.09	Repayment of Loans.	43
2.1	Interest.	44
2.11	Fees.	44
2.12	Computation of Interest and Fees	45
2.13	Evidence of Debt.	45
2.14	Payments Generally.	45
2.15	Sharing of Payments by Lenders	47
2.16	Borrowing Subsidiaries.	47
2.17	Incremental Commitments.	48
ARTICLE III	TAXES, YIELD PROTECTION AND ILLEGALITY	50
3.01	Taxes.	50
3.02	Illegality	55
3.03	Inability to Determine Rates	56
	Increased Costs and Reduced Return; Capital Adequacy; Reserves on
3.04	Eurocurrency Rate Loans.	56
3.05	Funding Losses	58
3.06	Matters Applicable to all Requests for Compensation.	58
3.07	Survival	59
3.08	Defaulting Lenders.	59
ARTICLE IV	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	61
4.01	Conditions of Closing and Initial Credit Extension	61
4.02	Conditions to all Credit Extensions	63
ARTICLE V	REPRESENTATIONS AND WARRANTIES	63

i

(continued)

5.01	Organization; Corporate Powers	63
5.02	Authority.	63
5.03	Subsidiaries	64
5.04	No Conflict	64
5.05	Governmental Consents	64
5.06	Governmental Regulation	64
5.07	Financial Position.	64
5.08	Litigation; Adverse Effects.	65
5.09	No Material Adverse Change	65
5.1	Payment of Taxes	65
5.11	Performance	65
5.12	Securities Activities	66
5.13	Disclosure	66
5.14	Requirements of Law	66
5.15	Patents, Trademarks, Permits, Etc	66
5.16	Environmental Matters	66
5.17	Employee Benefit Matters	66
5.18	Solvency	67
5.19	Assets and Properties	67
5.2	Joint Venture; Partnership	67
5.21	No Default	67
5.22	Restricted Payments to AXE	67
5.23	Subsequent Funding Representations and Warranties	67
ARTICLE VI	AFFIRMATIVE COVENANTS	67
6.01	Financial Statements	67
6.02	Environmental Notices	70
6.03	Corporate Existence, Etc	70
6.04	Corporate Powers, Etc	70
6.05	Compliance with Laws	71
6.06	Payment of Taxes and Claims	71
6.07	Maintenance of Properties; Insurance	71
6.08	Inspection of Property; Books and Records; Discussions	71
6.09	Maintenance of Permits	71
6.1	Employee Benefit Matters	72
6.11	Additional Guarantors	72
6.12	Use of Proceeds	72
6.13	2015 Senior Notes	72
ARTICLE VII	NEGATIVE COVENANTS	72
7.01	Indebtedness	72

(continued)

7.02	Sales of Assets; Liens.	73
7.03	Investments	74
7.04	Accommodation Obligations	75
7.05	Payments to AXE	76
7.06	Conduct of Business	76
7.07	Transactions with Affiliates	76
7.08	Restriction on Fundamental Changes.	77
7.09	Employee Benefit Matters	77
7.1	Environmental Liabilities	78
7.11	Margin Regulations; Breach of Financial Assistance	78
7.12	Change of Fiscal Year	78
7.13	Modification of the Revolving Subordinated Note	78
7.14	Hedging Contracts	78
7.15	Receivables Securitization Transactions	78
7.16	Maximum Leverage Ratio	78
7.17	Minimum Consolidated Fixed Charge Coverage Ratio	78
7.18	Calculation of Financial Covenants	79
ARTICLE VIII	EVENTS OF DEFAULT AND REMEDIES	79
8.01	Events of Default	79
8.02	Remedies Upon Event of Default	81
8.03	Application of Funds	81
ARTICLE IX	THE Administrative Agent	82
9.01	Appointment and Authority	82
9.02	Rights as a Lender	82
9.03	Exculpatory Provisions	83
9.04	Reliance by the Administrative Agent	83
9.05	Delegation of Duties	84
9.06	Resignation of the Administrative Agent	84
9.07	Non-Reliance on the Administrative Agent and Other Lenders	85
9.08	No Other Duties, Etc	85
9.09	Administrative Agent May File Proofs of Claim	85
9.1	Guaranty Matters	86
ARTICLE X	MISCELLANEOUS	86
10.01	Amendments, Etc	86
10.02	Notices and Other Communications; Facsimile Copies.	87
10.03	No Waiver; Cumulative Remedies; Enforcement	89
10.04	Expenses; Indemnity; Damage Waiver.	89
10.05	Payments Set Aside	91
10.06	Successors and Assigns.	91

(continued)

10.07	Confidentiality	96
10.08	Set-off	97
10.09	Interest Rate Limitation	97
10.1	Counterparts	98
10.11	Survival of Representations and Warranties	98
10.12	Severability	98
10.13	Mitigation Obligations; Replacement of Lenders.	98
10.14	Judgment Currency	99
10.15	Borrowers' Agent	100
10.16	Credit Agreement	100
10.17	Governing Law; Jurisdiction, Waiver of Venue; Service of Process.	100
10.18	Waiver of Right to Trial by Jury	101
10.19	USA PATRIOT Act Notice	101
10.2	Each Lender a PMP	101
10.21	No Advisory or Fiduciary Responsibility	101
10.22	Waiver of Notice of Termination and Prepayment	102

(continued)

SCHEDULES
1.01(a)	Applicable Designees
1.01(b)	Mandatory Cost Formulae
2.01	Commitments and Pro Rata Shares
2.06	Existing Letters of Credit
5.03	Existing Subsidiaries
5.04	Conflicts
5.08	Litigation
5.16	Environmental Matters
5.2	Joint Ventures and Partnerships
6.07	Insurance
7.01(b)	Existing Indebtedness
7.02(b)	Existing Liens
7.03	Existing Investments
10.02	Addresses for Notices
EXHIBITS
A	Form of Borrowing Notice
B	Form of Notice of Account Designation
C-1	Form of Borrowing Subsidiary Agreement
C-2	Form of Borrowing Subsidiary Termination
D-1	Form of Committed Loan Note
D-2	Form of Swing Line Loan Note
E	Form of Compliance Certificate
F	Form of Assignment and Assumption

v

FIVE-YEAR REVOLVING CREDIT AGREEMENT
     This FIVE-YEAR REVOLVING CREDIT AGREEMENT (“Agreement”) is entered into as of April 8, 2011, among ANIXTER INC., a Delaware corporation (“Anixter”), the BORROWING SUBSIDIARIES (as defined herein), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swing Line Lender and L/C Issuer.
RECITALS
     Anixter and certain of the Borrowing Subsidiaries have requested, and, subject to the terms and conditions hereof, the Administrative Agent and the Lenders have agreed, to extend certain credit facilities to Anixter and the Borrowing Subsidiaries on the terms and conditions stated herein.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “2015 Senior Notes” means the 5.95% unsecured senior notes due March 1, 2015 issued by Anixter pursuant to that certain indenture dated as of September 9, 1996 among Anixter, AXE, as guarantor, and The Bank of New York, as trustee.
     “Accommodation Obligation”, as applied to any Person, means any contractual obligation, contingent or otherwise, of that Person with respect to any Indebtedness or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability directly or indirectly guaranteed, supported by letter of credit, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received. For purposes of interpreting any provision of this Agreement which refers to the amount of Accommodation Obligations of any Person, such provision shall be deemed to mean the maximum amount of such Accommodation Obligations or, in the case of an Accommodation Obligation to maintain solvency, assets, level of income or other financial condition, the amount of Indebtedness to which such Accommodation Obligation relates, or if less, the stated maximum, if any, in the documents evidencing such Accommodation Obligation. Notwithstanding anything to the contrary contained herein, the term “Accommodation Obligation” shall not be interpreted to include any letter of credit Obligations or any other Obligations hereunder guaranteed by Anixter or any other Guarantor.
     “Administrative Agent” means Wells Fargo Bank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
     “Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify Anixter and the Lenders.
     “Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power (a) to vote 33% or more (or, in the case of an Affiliate of a Lender, 20% or more) of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
     “Agent Fee Letter” means the separate fee letter agreement dated March 17, 2011 between Anixter and Wells Fargo Bank.
     “Aggregate Commitments” means US$400,000,000, as such amount may be reduced or adjusted from time to time in accordance with this Agreement.
     “Agreement” means this Five-Year Revolving Credit Agreement.
     “Agreement Accounting Principles” means GAAP as of the date of this Agreement together with any changes in GAAP after the date hereof which are not “Material Accounting Changes” (as defined below). If any changes in GAAP are hereafter required or permitted and are adopted by AXE or Anixter with the agreement of its independent certified public accountants and such changes result in a material change in the method of calculation of any of the financial covenants, restrictions or standards herein or in the related definitions or terms used therein (“Material Accounting Changes”), the parties hereto agree to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating Anixter’s consolidated financial condition shall be the same after such changes as if such changes had not been made; provided, however, that no Material Accounting Change shall be given effect in such calculations until such provisions are amended in a manner reasonably satisfactory to the Required Lenders. If such amendment is entered into, all references in this Agreement to Agreement Accounting Principles shall mean GAAP as of the date of such amendment together with any changes in GAAP after the date of such amendment which are not Material Accounting Changes.
     “Anixter” has the meaning assigned to that term in the preamble hereto.
     “Applicable Currency” means, with respect to any Loan or other Obligation, the currency in which such Loan or other Obligation is denominated.
     “Applicable Designee” means any Affiliate of a Lender designated thereby from time to time with the consent of the Administrative Agent and Anixter (which such consents shall not be unreasonably withheld or delayed) to fund all or any portion of such Lender’s Pro Rata Share of any Credit Extension under this Agreement. As of the Closing Date, the Applicable Designees of each Lender are set forth on Schedule 1.01(a) (which schedule may be updated from time to time upon written notice by any Lender to the Administrative Agent and Anixter). Each Applicable Designee will be subject at all times to the terms and provisions of this Agreement, including, without limitation, Sections 3.08 and 10.13 hereof.

     “Applicable Margin” means the following percentages per annum as set forth below based on the Leverage Ratio:

			Base Rate Loans and
		Eurocurrency Rate	Canadian Dollar
Pricing Level	Leverage Ratio	Loans	Loans	Commitment Fee
I	Less than 1.50 to 1.00	1.75%	0.75%	0.30%
II	Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	2.00%	1.00%	0.35%
III	Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	2.25%	1.25%	0.40%
IV	Greater than or equal to 2.50 to 1.00	2.50%	1.50%	0.45%
     The Applicable Margin shall be determined and adjusted quarterly on the date (each, a “Calculation Date”) five (5) Business Days after the date on which the Administrative Agent has received from Anixter financial information and a Compliance Certificate pursuant to Section 6.01(d) for the most recently ended Fiscal Quarter; provided that (a) the Applicable Margin shall be based on Pricing Level II until the first Calculation Date occurring after the Closing Date and, thereafter the Pricing Level shall be determined by reference to the Leverage Ratio as of the last day of the most recently ended Fiscal Quarter preceding the applicable Calculation Date, and (b) if Anixter fails to provide such financial information and Compliance Certificate as required by Section 6.01(d) for the most recently ended Fiscal Quarter preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level IV until such time as such financial information and an appropriate Compliance Certificate are provided, at which time the Pricing Level shall be determined by reference to the Leverage Ratio as of the last day of the most recently ended Fiscal Quarter preceding such Calculation Date. The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Credit Extensions then existing or subsequently made or issued.
     Notwithstanding the foregoing, in the event that any financial statement or Compliance Certificate delivered pursuant to Section 6.01 is shown to be inaccurate at any time prior to the date six months after the satisfaction in full of the Obligations (regardless of whether (i) this Agreement is in effect, (ii) the Commitments are in effect or (iii) any Credit Extension is outstanding when such inaccuracy is discovered or such financial statement or Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (x) Anixter shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (y) the Applicable Margin for such Applicable Period shall be determined as if the Leverage Ratio in the corrected Compliance Certificate were applicable for such Applicable Period, and (z) the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.14. Nothing in this paragraph shall limit the rights of the Administrative Agent or any Lender with respect to Sections 2.10(b) and 8.02 or any of their other rights under this Agreement. The Borrowers’ obligations under this paragraph shall survive for a period of six months following the termination of the Commitments and the repayment of all other Obligations hereunder.

     “Applicable Time” means, with respect to any borrowings and payments in (a) British Pound Sterling, not later than 1:00 p.m. London time and (b) any other Foreign Currency, the local time in the place of settlement for such Foreign Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “ARS Facility” means the financing arrangement pursuant to the Amended and Restated Receivables Purchase Agreement dated October 3, 2002, among Anixter Receivables Corporation, JPMorgan Chase Bank, N.A., as agent, and the other financial institutions named therein, as the same may be amended or replaced from time to time.
     “Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit F.
     “Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.
     “Audited Financial Statements” means the audited consolidated balance sheet of the Consolidated Group for the fiscal year ended December 31, 2010, and the related consolidated statements of income and cash flows for such fiscal year of the Consolidated Group.
     “Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.08, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.
     “Available Currency” means (a) US Dollars and (b) each Foreign Currency; provided that with respect to Letters of Credit, Available Currency shall not include British Pound Sterling or Canadian Dollars.
     “AXE” means Anixter International Inc., a Delaware corporation.
     “Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Prime Rate and (c) except during any period of time during which a notice delivered to Anixter under Section 3.02 or Section 3.03 shall remain in effect, the Eurocurrency Rate determined by the Administrative Agent on such day for an Interest Period of one month plus 1%. Each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or the Eurocurrency Rate.
     “Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in US Dollars.

     “Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which Anixter or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.
     “Borrower” means Anixter and each Borrowing Subsidiary.
     “Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.
     “Borrowing Notice” means a notice, substantially in the form of Exhibit A, of (a) a Committed Borrowing and/or Swing Line Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of Eurocurrency Rate Loans.
     “Borrowing Subsidiary” means any Foreign Subsidiary of Anixter named as such on the signature pages hereto or designated as a Borrowing Subsidiary by Anixter pursuant to Section 2.16.
     “Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit C-1.
     “Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit C-2.
     “British Pound Sterling” means the lawful currency of the United Kingdom.
     “British Pound Sterling Loan” means a Committed Loan denominated in British Pound Sterling that bears interest based on the Eurocurrency Rate.
     “British Pound Sterling Sublimit” means an amount equal to the lesser of (a) US$100,000,000 and (b) the Aggregate Commitments. The British Pound Sterling Sublimit is part of, and not in addition to, the Aggregate Commitments.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in US Dollars is located and:
     (a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in US Dollars, any fundings, disbursements, settlements and payments in US Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in US Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in US Dollars are conducted by and between banks in the London interbank eurodollar market;
     (b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;
     (c) if such date relates to any interest rate settings as to a Canadian Dollar Loan, means any such date on which dealings in deposits in Canadian Dollars are conducted by and between banks in Toronto, Ontario and dealings in deposits in Canadian Dollars are conducted by and between banks in London;

     (d) if such day relates to any interest rate settings as to a Loan denominated in a currency other than US Dollars, Euro or Canadian Dollars, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and
     (e) if such day relates to any fundings, disbursements, settlements and payments in a currency other than US Dollars, Euro or Canadian Dollars in respect of a Loan denominated in a currency other than US Dollars, Euro or Canadian Dollars, or any other dealings in any currency other than US Dollars, Euro or Canadian Dollars to be carried out pursuant to this Agreement in respect of any such Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
     “Canadian Borrower” means Anixter Canada Inc. and any other Borrowing Subsidiary established under the laws of or resident in Canada or any of its provinces or territories.
     “Canadian Dollar Loan” means a Committed Loan denominated in Canadian Dollars that bears interest based on the Canadian Prime Rate.
     “Canadian Dollar Sublimit” means an amount equal to the lesser of (a) US$25,000,000 and (b) the Aggregate Commitments. The Canadian Dollar Sublimit is part of, and not in addition to, the Aggregate Commitments.
     “Canadian Dollars” or “C$” means lawful currency of Canada.
     “Canadian Prime Rate” means, on any day, a fluctuating rate of interest per annum equal to the greater of (a) the annual rate of interest announced by the Administrative Agent on that day as its reference rate for commercial loans made by it in Canadian Dollars to Canadian customers and designated as its “prime rate” (the “prime rate” is a rate set by the Administrative Agent based upon various factors, including the Administrative Agent’s costs and desired return, general economic conditions and other factors, which is used as a reference point for pricing some loans and may be priced at, above or below such announced rate, and any change in the prime rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change); and (b) Canadian LIBOR on such day plus 0.50%. As used herein, “Canadian LIBOR” means the rate of interest per annum determined on the basis of the rate for deposits in Canadian Dollars for a period of one month which appears on Reuters Screen LIBOR01 Page at approximately 11:00 a.m. (London time) on such day (or if such day is not a Business Day, then on the immediately preceding Business Day). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page, then “Canadian LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Canadian Dollars would be offered by first class banks in the London interbank market to the Administrative Agent for a period of one month at approximately 11:00 a.m. (London time) on such day (or if such day is not a Business Day, then on the immediately preceding Business Day). Each calculation by the Administrative Agent of Canadian LIBOR shall be conclusive and binding for all purposes, absent manifest error.
     “Capital Lease” as applied to any Person, means any lease of any property (whether real, personal, or mixed) by that Person as lessee which, in conformity with Agreement Accounting Principles, is or should be accounted for as a capital lease on the balance sheet of that Person.

     “Cash Collateralize” has the meaning specified in Section 2.06(g). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
     “Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within ninety (90) days after the date of acquisition thereof, (b) money market funds consisting primarily of marketable direct obligations issued by any state or local government of the United States maturing within ninety (90) days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from such other nationally recognized rating services acceptable to the Administrative Agent) and not listed in Credit Watch published by S&P (or a similar publication of S&P or another nationally recognized rating service), (c) commercial paper (other than commercial paper issued by AXE, Anixter or any Subsidiary of Anixter or any of their Affiliates), domestic and Eurodollar certificates of deposit, time deposits or bankers’ acceptances, in any such case maturing no more than ninety (90) days after the date of acquisition thereof and, at the time of the acquisition thereof, the issuer’s rating on its commercial paper is at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the highest rating from other nationally recognized rating services acceptable to the Administrative Agent); and (d) commercial paper (other than commercial paper issued by AXE, Anixter or any Subsidiary of Anixter or any of their Affiliates), domestic and Eurodollar certificates of deposit, time deposits or bankers’ acceptances, in any such case maturing no more than ninety (90) days after the date of acquisition thereof and, at the time of the acquisition thereof, the issuer is a Lender and has a rating on its commercial paper of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the equivalent rating from other nationally recognized rating services acceptable to the Administrative Agent), provided the amount of Cash Equivalents under this clause (d) shall not at any time exceed US$5,000,000.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty (including, without limitation, the adoption or taking effect of any regulation related to any existing law, rule or treaty) by any Governmental Authority, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
     “Change of Control” shall occur if:
     (a) any “person,” as such term is defined in Section 13(d)(3) of the Securities Exchange Act, other than the Samuel Zell Group, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of 33% or more of the combined voting power of AXE’s or Anixter’s outstanding securities ordinarily having the right to vote at elections of directors, and such person at such time owns more of such combined voting power than the Samuel Zell Group; or
     (b) individuals who, at the beginning of any period of 24 consecutive months, constitute AXE’s board of directors (together with any new directors whose election by AXE’s board of directors or whose nomination for election by AXE’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination was previously so approved) cease for any reason (other than death, disability or mandatory retirement) to constitute a majority of AXE’s board of directors then in office.
     “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01 (or, in the case of Section 4.01(d), waived by the Person entitled to receive the applicable payment).
     “Code” means the Internal Revenue Code of 1986.
     “Commission” means the Securities and Exchange Commission or any Governmental Authority succeeding to the functions thereof.
     “Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in each case in an aggregate principal Dollar Equivalent at any one time outstanding not to exceed the US Dollar amount of such Commitment set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be modified from time to time in accordance with this Agreement.
     “Commitment Fee” has the meaning specified in Section 2.11(a).
     “Committed Borrowing” means a borrowing consisting of simultaneous Loans of the same Type, in the same currency and, if applicable, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
     “Committed Loan” has the meaning specified in Section 2.01.
     “Committed Loan Note” means a promissory note made by the Borrowers in favor of a Lender evidencing Committed Loans made by such Lender, substantially in the form of Exhibit D-1.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit E.
     “Consolidated EBITDA” means, for any period, for the Consolidated Group calculated in accordance with Agreement Accounting Principles, (a) Consolidated Net Income for such period taken as a single accounting period plus (b) the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period: (i) the provision for depreciation and amortization expense of the Consolidated Group for such period, (ii) income taxes of the Consolidated Group for such period, and (iii) net interest expense of the Consolidated Group for such period; provided that there shall be excluded from Consolidated EBITDA any non-cash, non-operating gains or losses (including, without limitation, extraordinary or unusual gains or losses, gains or losses arising from the sale of capital assets or the sale of owned buildings and properties and other non-recurring gains or losses) during such period.
     “Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) the sum of Consolidated EBITDA and Rental Expense to (b) the Consolidated Fixed Charge Expense, in each case determined in accordance with Section 7.18 for the period of four consecutive Fiscal Quarters ending on or immediately prior to such determination date.

     “Consolidated Fixed Charge Expense” means, for any period, the net interest expense of the Consolidated Group (including the interest component of Capital Leases, the interest component of Synthetic Lease Obligations, Commitment Fees and fees for standby letters of credit, excluding amortization of deferred financing fees) plus consolidated yield or discount accrued on the outstanding aggregate investment or principal amount of claims held by purchasers, assignees or other transferees of (or of interests in) receivables of Anixter and its Subsidiaries in connection with any Receivables Securitization Transaction (regardless of the accounting treatment of such Receivables Securitization Transaction) plus Rental Expense for such period calculated in accordance with Agreement Accounting Principles.
     “Consolidated Funded Indebtedness” means, as of any date of determination, for the Consolidated Group on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations and liabilities, whether current or long-term, for borrowed money (including Obligations hereunder), (b) that portion of obligations with respect to Capital Leases that are capitalized in the consolidated balance sheet of the Consolidated Group, (c) the principal portion of Synthetic Lease Obligations, (d) the outstanding aggregate investment or principal amount of claims held by purchasers, assignees or transferees of (or of interests in) receivables under Receivables Securitization Transactions, and (e) without duplication, all Accommodation Obligations with respect to Indebtedness of the type specified in subsections (a), (b), (c) and (d) above of Persons other than any Borrower or any Subsidiary.
     “Consolidated Group” means Anixter and each of its Subsidiaries.
     “Consolidated Net Income” means, for any period, for the Consolidated Group on a consolidated basis, the net income of the Consolidated Group for that period, determined in accordance with Agreement Accounting Principles.
     “Contaminant” means any pollutant, hazardous substance, hazardous chemical, toxic substance, hazardous waste or special waste, as those terms are defined in federal, state or local laws and regulations, radioactive material, petroleum, including crude oil or any petroleum-derived substance, or breakdown or decomposition product thereof, or any constituent of any such substance or waste, including but not limited to polychlorinated biphenyls and asbestos.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Credit Extension” means each of the following: a Committed Borrowing, a Swing Line Loan, and an L/C Credit Extension.
     “Customary Permitted Liens” means:
     (a) Liens (other than Environmental Liens, Liens imposed under ERISA or Enforceable Judgments) for claims, taxes, assessments or charges of any Governmental Authority not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;
     (b) statutory Liens of landlords, bankers, carriers, warehousemen, mechanics, materialmen and other Liens (other than Environmental Liens, Liens imposed under ERISA or Enforceable Judgments) imposed by law, arising in the ordinary course of business and for amounts which (A) are not yet due, (B) are not more than thirty (30) days past due as long as no notice of default has been given or other action taken to enforce such Liens, or (C) (1) are not more than thirty (30) days past due and a notice of default has been given or other action taken to enforce such Liens, or (2) are more than thirty (30) days past due, and, in the case of clause (1) or (2), are being contested in good faith by appropriate proceedings which are sufficient to prevent imminent foreclosure of such Liens and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;
     (c) Liens (other than Environmental Liens, Liens imposed under ERISA or Enforceable Judgments) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of employment benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts;
     (d) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, rights of landlords, reservations, encroachments, variations and other restrictions, charges or encumbrances (whether or not recorded) affecting the use of real property, which do not materially interfere with the ordinary conduct of the business of Anixter or any Subsidiary of Anixter;
     (e) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and
     (f) precautionary filings of financing statements in connection with assets that are not owned by Anixter or its Subsidiaries (including in connection with Operating Leases entered into in the ordinary course of business).
     “Debt Rating” means, as of any date of determination, the rating as determined by S&P, Moody’s or Fitch of Anixter’s non-credit-enhanced, senior unsecured long-term debt.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any Event of Default or any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to the Base Rate plus the Applicable Margin applicable to Base Rate Loans plus 2% per annum; provided, however, that (i) with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin and Mandatory Cost) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws, (ii) with respect to a Foreign Currency Swing Line Loan, the Default Rate shall be the interest rate applicable thereto plus the Applicable Margin applicable to Eurocurrency Rate Loans plus any Mandatory Cost plus 2% per annum and (iii) with respect to a Canadian Dollar Loan, the Default Rate shall be an interest rate equal to the applicable Canadian Prime Rate plus the Applicable Margin plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin applicable to Base Rate Loans plus 2% per annum.
     “Defaulting Lender” means, subject to Section 3.08(b), any Lender (or, if applicable, its Applicable Designee) that (a) has failed to fund any portion of the Committed Loans or participations in L/C Obligations or Swing Line Loans required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and Anixter in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has otherwise failed to pay over to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in L/C Obligations or Swing Line Loans) within two Business Days of the date when due, (c) has notified Anixter, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (d) has failed, within three Business Days after written request by the Administrative Agent or Anixter, to confirm in writing to the Administrative Agent and Anixter that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by the Administrative Agent and Anixter), or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.08(b)) upon delivery of written notice of such determination to Anixter, the L/C Issuer, the Swing Line Lender and each Lender; provided that any failure of the Administrative Agent to deliver such notice will not prevent the Borrowers from exercising their rights with respect to any Defaulting Lender.
     “Disposition” or “Dispose” means the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
     “Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in US Dollars, such amount and (b) with respect to any specified amount denominated in any Foreign Currency, the equivalent amount thereof in US Dollars, as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time based on the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of US Dollars with such Foreign Currency.
     “Domestic Subsidiaries” means Anixter-Real Estate, Inc., an Illinois corporation, Anixter Information Systems Corporation, an Illinois corporation, Anixter Financial Inc., a Delaware corporation and Anixter Procurement Corporation, an Illinois corporation.
     “Dutch Borrower” means Eurinvest B.V., Anixter Eurotwo Holdings B.V. and any other Borrowing Subsidiary established under the laws of or resident in the Netherlands.

     “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06 (b)(iii)); provided that so long as a Dutch Borrower is party hereto, each Eligible Assignee shall be a PMP.
     “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
     “Enforceable Judgment” means a judgment or order as to which (a) Anixter has not demonstrated to the reasonable satisfaction of the Required Lenders that the Borrowers are covered by third-party insurance (other than retro-premium insurance) therefor and (b) the period, if any, during which the enforcement of such judgment or order is stayed shall have expired, it being understood that a judgment or order which is under appeal or as to which the time in which to perfect an appeal has not expired shall not be deemed an “Enforceable Judgment” so long as enforcement thereof is effectively stayed pending the outcome of such appeal or the expiration of such period, as the case may be; provided that if enforcement of a judgment or order has been stayed on condition that a bond or collateral equal to or greater than US$25,000,000 be posted or provided, such judgment or order shall immediately be an “Enforceable Judgment.”
     “Environmental Laws” means all Laws relating to environmental, health, safety and land use matters applicable to any property.
     “Environmental Lien” means a Lien in favor of any Governmental Authority for (i) any liability of Anixter or any Subsidiary of Anixter under federal or state Environmental Laws or regulations, or (ii) damages from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.
     “ERISA” means the Employee Retirement Income Security Act of 1974 and any regulations issued pursuant thereto.
     “ERISA Affiliate” means any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Anixter or any of its Subsidiaries, (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with Anixter or any of its Subsidiaries, and (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as Anixter or any of its Subsidiaries, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.
     “ERISA Event” means (a) any Reportable Event with respect to any Plan; (b) the failure to make the “minimum required contributions” under Section 412 or 430 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Anixter or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) any Termination Event; or (f) the receipt by Anixter or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Anixter or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

     “Eurocurrency Rate” means for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Wells Fargo Bank and with a term equivalent to such Interest Period would be offered by Wells Fargo Bank’s London Branch (or other Wells Fargo Bank branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
     “Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate (other than a Base Rate Loan).
     “Event of Default” has the meaning specified in Section 8.01.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located; (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Borrower is located; (c) except as provided in the following sentence, in the case of a Foreign Lender (other than an assignee pursuant to a request by Anixter under Section 10.13), any United States withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e) or Section 3.01(h), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding tax pursuant to Section 3.01(a); and (d) taxes imposed under FATCA. Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on account of a Foreign Obligor hereunder or under any other Loan Document, provided that such recipient shall have complied with Section 3.01(e) and Section 3.01(h).
     “Existing Credit Agreement” means that certain Amended and Restated Five-Year Revolving Credit Agreement dated as of April 20, 2007, among Anixter, certain of the Borrowing Subsidiaries, the lenders party thereto and Bank of America, N.A., as administrative agent.
     “Existing Indebtedness” means the Indebtedness of Anixter and any of its Subsidiaries reflected on Schedule 7.01(b), but in any event excluding the Indebtedness evidenced by the Revolving Subordinated Note.
     “Existing Letters of Credit” means the standby letters of credit existing on the Closing Date, issued under the Existing Credit Agreement and listed on Schedule 2.06.

     “FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any current or future regulations or official interpretations thereof.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Wells Fargo Bank on such day on such transactions as determined by the Administrative Agent.
     “Financial Officer” means, with respect to any Person, any of the chief financial officer, controller or treasurer of such Person and, with respect to Anixter shall include its Vice President-Finance and the Assistant Treasurer.
     “Fiscal Quarter” means a 13-week (or, as the case may be, periodically a 14-week) accounting period of the Borrowers ending on or about March 31, June 30, September 30 or December 31 of any Fiscal Year.
     “Fiscal Year” means the fiscal year of the Borrowers, which shall be the annual accounting period of the Borrowers ending on the Friday closest to December 31 of each year.
     “Fitch” means Fitch Ratings and any successor thereto.
     “Foreign Currency” means (a) Euro, (b) British Pound Sterling, (c) Canadian Dollars and (d) any other currency (other than US Dollars) which may be requested by Anixter and approved in accordance with Section 1.04(c).
     “Foreign Currency Equivalent” means, at any time, with respect to any amount denominated in US Dollars, the equivalent amount thereof in the applicable Foreign Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time based on the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Foreign Currency with US Dollars.
     “Foreign Currency Swing Line Loan” means a Swing Line Loan made in a Foreign Currency.
     “Foreign Employee Benefit Plan” means any plan, program, policy, agreement or contract maintained or contributed to or for the benefit of employees or Anixter, any of its Subsidiaries or any ERISA Affiliate which is governed by the laws of a jurisdiction outside the United States.
     “Foreign Lender” means, with respect to any Borrower, any Lender or L/C Issuer that is organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, (a) the United States, each state thereof and the District of Columbia and (b) Canada and each province and territory thereof shall be deemed, collectively, to constitute a single jurisdiction.
     “Foreign Obligor” means a Loan Party that is not a US Person.

     “Foreign Pension Plan” means any pension plan or other deferred compensation plan, program or arrangement maintained or contributed to or for the benefit of employees of Anixter, any of its Subsidiaries or any ERISA Affiliate, which, under the applicable local law, is required to be funded through a trust or other funding vehicle and which is governed by the laws of a jurisdiction outside the United States.
     “Foreign Subsidiaries” means Anixter Puerto Rico, Inc., Anixter Venezuela Inc., Anixter Thailand Inc., Anixter Philippines Inc. and any of Anixter’s Subsidiaries which are incorporated in any jurisdiction outside of the United States, and their respective successors and assigns.
     “Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations with respect to Letters of Credit issued by the L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swing Line Loans made by the Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “Governmental Authority” means any nation or government, any state, any province, any territory, any municipality or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
     “Guarantors” means (a) Anixter, AXE and each Domestic Subsidiary, and (b) each Subsidiary that becomes a Guarantor as provided in Section 6.11.
     “Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent, for the benefit of the Lenders, which shall be in form and substance acceptable to the Administrative Agent.
     “Hedging Contracts” means interest rate, foreign currency or commodity exchange, swap, collar, cap, option, forward, futures or similar agreements entered into by Anixter or any of its Subsidiaries pursuant to which Anixter or such Subsidiary has hedged its interest rate, foreign currency or commodity exposure.
     “HMRC” means Her Majesty’s Revenue and Customs.
     “Honor Date” has the meaning specified in Section 2.06(c)(i).

     “Incremental Term Loan” has the meaning specified in Section 2.17(a).
     “Incremental Term Loan Commitment” has the meaning specified in Section 2.17(a).
     “Indebtedness” means, as to any Person at a particular time, all of the following (without duplication):
     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
     (b) any direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds and similar instruments;
     (c) net obligations under any Hedging Contract in an amount equal to (i) if such Hedging Contract has been closed out, the termination value thereof, or (ii) if such Hedging Contract has not been closed out, the mark-to-market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such Hedging Contract;
     (d) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
     (e) Capital Leases and Synthetic Lease Obligations;
     (f) the outstanding aggregate investment or principal amount of claims held by purchasers, assignees or transferees of (or of interests in) receivables of such Person in connection with any Receivables Securitization Transaction; and
     (g) all Accommodation Obligations of such Person in respect of any of the foregoing.
     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person except for customary exceptions acceptable to the Required Lenders. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitees” has the meaning specified in Section 10.04(b).
     “Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan or Canadian Dollar Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan) or any Canadian Dollar Loan, the last Business Day of each March, June, September and December and the Maturity Date.

     “Interest Period” means as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the related Borrower in its Borrowing Notice; provided that, in each case:
     (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (c) no Interest Period shall extend beyond the Maturity Date.
     “Investment” has the meaning assigned to that term in Section 7.03.
     “IRS” means the United States Internal Revenue Service.
     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
     “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement and instrument entered into by the L/C Issuer and Anixter (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.
     “Joint Fee Letter” means the separate fee letter agreement dated March 17, 2011 among Anixter, Wells Fargo Bank, Bank of America, N.A., JPMorgan Chase Bank N.A. and the Joint Lead Arrangers.
     “Joint Lead Arrangers” means Wells Fargo Securities, LLC, Merrill Lynch Pierce Fenner & Smith Incorporated and J.P. Morgan Securities LLC, in their capacities as joint lead arrangers and joint book managers, and each of their respective successors.
     “Laws” means, collectively, all international, foreign, Federal, state, provincial, territorial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.
     “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing of Loans.
     “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

     “L/C Issuer” means Wells Fargo Bank, in its capacity as issuer of Letters of Credit hereunder, or any successor issuer thereto; provided that “L/C Issuer” shall include Bank of America, N.A., in its capacity as issuer of, and solely for purposes of, the Existing Letters of Credit.
     “L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07.
     “Lender” has the meaning specified in the introductory paragraph hereto and includes, as the context requires, the Swing Line Lender. Each reference to any Lender shall be deemed to include such Lender’s Applicable Designee. Notwithstanding the designation by any Lender of an Applicable Designee, the Borrowers and the Administrative Agent shall be permitted to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and no such designation shall relieve any such Lender of its obligations hereunder.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Anixter and the Administrative Agent.
     “Letter of Credit” means any standby letter of credit issued hereunder and any Existing Letter of Credit. Letters of Credit may be issued in an Available Currency.
     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
     “Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
     “Letter of Credit Fee” has the meaning specified in Section 2.06(i).
     “Letter of Credit Sublimit” means an amount equal to the lesser of (a) US$50,000,000 and (b) the Aggregate Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.
     “Leverage Ratio” means, as of any date of determination, for Anixter and its Subsidiaries, determined on a consolidated basis and in accordance with Section 7.18, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four Fiscal Quarters ending on or immediately prior to such date, provided that, for purposes of calculating the Leverage Ratio, Consolidated EBITDA shall be calculated on a pro forma basis (in accordance with Article 11 of Regulation S-X of the Commission) to the extent necessary to give effect to (i) any acquisition made by Anixter or any Subsidiary during such period (without giving effect to any increase in Consolidated EBITDA reflecting projected synergies resulting from such acquisition) so long as, and to the extent that, (A) Anixter delivers to the Administrative Agent (which shall promptly deliver to each Lender) a summary in reasonable detail of the underlying assumptions, and the calculations made, in computing Consolidated EBITDA on a pro forma basis and (B) the Required Lenders do not object to such assumptions and/or calculations within 10 Business Days after receipt thereof; and (ii) any divestiture of a Subsidiary, division or other operating unit made during such period.

     “Liabilities and Costs” means all liabilities, claims, obligations, responsibilities, losses, damages, punitive damages, consequential damages, treble damages, charges, costs and expenses (including, without limitation, attorneys’, experts’ and consulting fees and costs of investigation and feasibility studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), Environmental Lien, Enforceable Judgment, charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction), including the interest of a purchaser of accounts receivable.
     “Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Committed Loan (including a British Pound Sterling Loan and a Canadian Dollar Loan) or a Swing Line Loan.
     “Loan Documents” means this Agreement, each Note, the Guaranty, the Agent Fee Letter, the Joint Fee Letter, each Borrowing Notice, each Issuer Document, each Compliance Certificate and each Borrowing Subsidiary Agreement.
     “Loan Parties” means, collectively, the Borrowers and the Guarantors.
     “Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01(b).
     “Margin Stock” has the meaning assigned to such term in Regulation U.
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, assets, liabilities (actual or contingent), business, properties, financial condition or prospects of AXE, Anixter and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties (taken as a whole) to perform the obligations of all Loan Parties under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party or the rights and remedies of the Lenders under the Loan Documents.
     “Material Transaction” means any sale, assignment, transfer, conveyance or other disposition of (a) assets of any member of the Consolidated Group or (b) capital stock of any member of the Consolidated Group which, when combined with all such other sales, assignments, transfers, conveyances or other dispositions in the immediately preceding twelve-month period represents the disposition of an amount which is greater than ten percent (10.0%) of the Consolidated Group’s (x) assets or (y) revenues.
     “Maturity Date” means the earlier of (a) April 8, 2016 and (b) such earlier date upon which the Commitments may be terminated in accordance with the terms hereof.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by Anixter or any ERISA Affiliate.

     “Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
     “Non-US Lender” means a Lender that is not a US Person.
     “Notes” means, collectively, the Committed Loan Notes and the Swing Line Loan Note.
     “Notice Date” has the meaning specified in Section 3.06(d).
     “Notice of Account Designation” means a notice, substantially in the form of Exhibit B, of the deposit account(s) of the Borrowers.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding.
     “Officer’s Certificate” means, as to any corporation, a certificate executed on behalf of such corporation by a Financial Officer of such corporation.
     “Operating Lease” means, as applied to any Person, any lease of any Property by that Person as lessee which is not a Capital Lease.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-US jurisdiction), (b) with respect to any limited liability company, the certificate, memorandum and articles of association or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, in each case as amended from time to time.
     “Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document.
     “Outstanding Amount” means (a) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal Dollar Equivalent thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Anixter of Unreimbursed Amounts.

     “Overnight Rate” means, for any day, (a) with respect to any amount denominated in US Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in a Foreign Currency, the rate of interest per annum at which overnight deposits in the applicable Foreign Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Wells Fargo Bank in the applicable offshore interbank market for such currency to major banks in such interbank market.
     “Participant” has the meaning specified in Section 10.06(d).
     “Participating Member State” means each state so described in any EMU Legislation.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Anixter or any ERISA Affiliate or to which Anixter or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.
     “Permits” means any permit, approval, consent, authorization, license, variance, or permission required from a Governmental Authority under an applicable Requirement of Law.
     “Permitted Existing Liens” means the Liens on any property of Anixter or any Subsidiary of Anixter, in each case reflected on Schedule 7.02(b).
     “Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture, Governmental Authority or other entity.
     “Plan” means an employee benefit plan defined in Section 3(3) of ERISA in respect of which either Anixter or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.
     “Platform” has the meaning specified in Section 6.01.
     “PMP” means a professional market party as defined in the Dutch Financial Supervision Act (“Wet op het financieel toezicht”).
     “Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
     “Pro Rata Share” means, as to any Lender, the percentage (carried out to the ninth decimal place) that such Lender’s Commitment comprises of the Aggregate Commitments, as such share may be adjusted as contemplated herein.

     “Property” means with respect to any Person, any real or personal property, plant, building, facility, structure, equipment or unit, or other asset (tangible or intangible) owned, leased or operated by such Person.
     “Receivables Securitization SPV” means a special purpose entity that is a Subsidiary established for a Receivables Securitization Transaction.
     “Receivables Securitization Transaction” means any sale, assignment or other transfer by Anixter or any Subsidiary of accounts receivable, lease receivables or other payment obligations owing to Anixter or such Subsidiary or any interest in any of the foregoing, together in each case with any collections and other proceeds thereof, any collection or deposit accounts related thereto, and any collateral, guaranties or other property or claims in favor of Anixter or such Subsidiary supporting or securing payment by the obligor thereon of, or otherwise related to, any such receivables.
     “Register” has the meaning set forth in Section 10.06(c).
     “Regulation T, U or X” means Regulation T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, representatives and advisors of such Person and of such Person’s Affiliates.
     “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration from any Property into the indoor or outdoor environment, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Property.
     “Remedial Action” means any action required to (a) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (b) prevent a Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (c) perform pre-remedial studies and investigations or post-remedial monitoring and care.
     “Rental Expense” means, for any period, the total rental expense for Operating Leases of the Consolidated Group on a consolidated basis, as determined in accordance with Agreement Accounting Principles.
     “Reportable Event” means any of the events set forth in Section 4043 of ERISA (other than an event for which the 30-day notice period is waived).
     “Required Lenders” means as of any date of determination, Lenders whose Voting Percentages aggregate more than 50%; provided that the Voting Percentages held or deemed held by each Defaulting Lender shall be excluded for purposes of determining Required Lenders at any time.
     “Requirements of Law” means, as to any Person, the Organization Documents or other organizational or governing documents of such Person, and any law, rule or regulation, Permit, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its property is subject, including, without limitation, the Securities Act, the Securities Exchange Act, Regulation T, Regulation U

and Regulation X, and any certificate of occupancy, zoning ordinance, building, environmental or land use, law, rule, regulation, ordinance or Permit or occupational safety or health law, rule or regulation.
     “Responsible Officer” means the president, chief financial officer, treasurer or assistant treasurer of a Loan Party or such other person designated as such by any of the foregoing officers or competent corporate body(ies) of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Loan denominated in a Foreign Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in a Foreign Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require, and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in a Foreign Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in a Foreign Currency, and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.
     “Revolving Commitment Increase” has the meaning specified in Section 2.17(a).
     “Revolving Subordinated Note” means the demand promissory note from Anixter to AXE dated October 6, 2000, as the same may be amended, modified or supplemented.
     “S&P” means Standard & Poor’s Financial Services, LLC and any successor thereto.
     “Same Day Funds” means (a) with respect to disbursements and payments in US Dollars, immediately available funds and (b) with respect to disbursements and payments in a Foreign Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in such Foreign Currency.
     “Samuel Zell Group” means Samuel Zell or any of his affiliates (as such term is defined in Rule 12b-2 of the Securities Exchange Act) or associates (as such term is defined in Rule 12b-2 of the Securities Exchange Act), and his heirs and beneficiaries.
     “Securities Act” means the Securities Act of 1933.
     “Securities Exchange Act” means the Securities Exchange Act of 1934.
     “Solvent” means, when used with respect to any Person, that at the time of determination:
     (a) the fair value of its assets (both at fair valuation and at present fair saleable value) is equal to or in excess of the total amount of its liabilities, including, without limitation, contingent liabilities; and
     (b) it is then able and expected to be able to pay its debts as they mature; and

     (c) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.
     With respect to contingent liabilities (such as litigation, guarantees and pension plan liabilities), such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the amount which can reasonably be expected to become an actual or matured liability.
     “Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Available Currency (other than US Dollars).
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially directly or indirectly owned by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Anixter.
     “Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.03.
     “Swing Line Lender” means Wells Fargo Bank in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
     “Swing Line Loan” has the meaning specified in Section 2.03(a).
     “Swing Line Loan Note” means a promissory note made by the Borrowers in favor of the Swing Line Lender evidencing Swing Line Loans made by such Swing Line Lender, substantially in the form of Exhibit D-2.
     “Swing Line Sublimit” means an amount equal to the lesser of (a) US$15,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.
     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
     “TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

     “Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is:
     (a) a company resident in the UK for UK tax purposes; or
     (b) a partnership each member of which is (i) a company resident in the UK or (ii) a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the Corporation Tax Act 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the Corporation Tax Act 2009; or
     (c) a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 19 of the Corporation Tax Act 2009) of that company.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Termination Event” means a (a) Reportable Event with respect to any Benefit Plan; (b) the withdrawal of Anixter or any ERISA Affiliate from a Benefit Plan during a plan year in which Anixter or such ERISA Affiliate was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (c) the imposition of an obligation of Anixter or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (d) the institution by the PBGC or any similar foreign governmental authority of proceedings to terminate a Benefit Plan or a Foreign Pension Plan, (e) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; (f) a foreign governmental authority shall appoint or institute proceedings to appoint a trustee to administer any Foreign Pension Plan; or (g) the partial or complete withdrawal of Anixter of any ERISA Affiliate from a Multiemployer Plan or a Foreign Pension Plan.
     “Total Outstandings” means at any time the aggregate Outstanding Amount of all Committed Loans, all Swing Line Loans and all L/C Obligations.
     “Transaction Costs” means the reasonable fees, costs and expenses payable by Anixter or any of its Subsidiaries pursuant hereto or in connection herewith or in respect hereof or of the other Loan Documents.
     “Transaction Documents” means the Loan Documents and the Revolving Subordinated Note.
     “Treaty Lender” means a Lender that (a) is treated as a resident of a Treaty State for the purposes of the Treaty and (b) does not carry on business in the UK through a permanent establishment with which such Lender’s Commitment or participation in any Loan is effectively connected.
     “Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the UK that provides for full or reduced exemption from tax imposed by the UK on interest.
     “Type” means (a) with respect to a Committed Loan, its character as a Base Rate Loan, a Eurocurrency Rate Loan or a Loan bearing interest at the Canadian Prime Rate, and as a Loan in the same

Available Currency and (b) with respect to a Swing Line Loan, its character as a Base Rate Loan or a Foreign Currency Swing Line Loan.
     “UK” means the United Kingdom.
     “UK Borrower” means (a) any Borrower that is incorporated in the UK and (b) any Subsidiary with respect to which written notice is given (whether by Anixter or such Borrower) to the Administrative Agent prior to such Subsidiary becoming a Borrowing Subsidiary hereunder that such Subsidiary is resident in the UK for UK tax purposes.
     “UK Tax Deduction” has the meaning specified in Section 3.01(a).
     “UK Taxes Act” means the Income Tax Act 2007 of the UK.
     “UK Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:
     (a) a Lender (i) which is a bank (as defined for the purpose of section 879 of the UK Taxes Act) making an advance under a Loan Document, or (ii) in respect of an advance made under a Loan Document by a Person that was a bank (as defined for the purpose of section 879 of the UK Taxes Act) at the time that such advance was made, and which, in either case, is within the charge to UK corporation tax as respects any payments of interest made in respect of that advance; or
     (b) a Lender which is (i) a company resident in the UK for UK tax purposes; (ii) a partnership each member of which is (A) a company resident in the UK or (B) a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the Corporation Tax Act 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the Corporation Tax Act 2009; or (iii) a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 19 of the Corporation Tax Act 2009) of that company; or
     (c) a Treaty Lender with respect to a UK Borrower; or
     (d) a building society (as defined for the purposes of the UK Taxes Act) making an advance under a Loan Document.
     “United States” or “US” means the United States of America.
     “Unreimbursed Amount” has the meaning specified in Section 2.06(c)(i).
     “US Borrower” means any Borrower that is a US Person.
     “US Dollars” or “US$” means dollars constituting legal tender for the payment of public and private debts in the United States.
     “US Person” means any Person that is a “United States Person” as defined in section 7701(a)(30) of the Code.

     “Voting Percentage” means, as to any Lender, (a) at any time when the Commitments are in effect, such Lender’s Pro Rata Share and (b) at any time on or after the termination of the Commitments, the percentage (carried out to the ninth decimal place) of which (i) the sum of (A) the Outstanding Amount of such Lender’s Committed Loans plus (B) such Lender’s Pro Rata Share of the Outstanding Amount of Swing Line Loans and L/C Obligations then constitutes of (ii) the Total Outstandings.
     “Wells Fargo Bank” means Wells Fargo Bank, National Association and its successors.
     1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced.
     (c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”
     (d) Section headings herein and the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.03 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data including financial ratios and other financial calculations required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing and subject to Section 7.18, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrowers and their respective Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
     1.04 Exchange Rates; Currency Equivalents; Additional Foreign Currencies.
     (a) Exchange Rates. The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalents of Credit Extensions and Outstanding Amounts denominated in Foreign Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.
     (b) Currency Equivalents. For purposes of the Loan Documents (i) and for purposes of financial statements delivered by Loan Parties hereunder, of calculating financial covenants hereunder or as otherwise provided herein, the applicable amount of any currency (other than US Dollars) shall be such Dollar Equivalent as so determined by the Administrative Agent or the L/C Issuer, as applicable and (ii) in connection with a Credit Extension, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in US Dollars, but such Eurocurrency Rate Loan or Letter of Credit is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such US Dollar amount, as determined by Administrative Agent or the L/C Issuer, as the case may be.
     (c) Additional Foreign Currencies. (i) Anixter may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Foreign Currency;” provided that such requested currency is a lawful currency (other than US Dollars) that is readily available, freely transferable and convertible into US Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders, and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.
     (ii) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. Each Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.
     (iii) Any failure by a Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify Anixter and such currency shall thereupon be deemed for all purposes to be a Foreign Currency hereunder for purposes of any Committed Borrowings of Eurocurrency Rate Loans; and if the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify Anixter and such currency shall thereupon be deemed for all purposes to be a Foreign Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section, the Administrative Agent shall promptly so notify Anixter.
     1.05 Change of Currency.
     (a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Eurocurrency Rate Loan in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Eurocurrency Rate Loan, at the end of the then current Interest Period.
     (b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
     (c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
     1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
     1.07 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Issuer Documents related thereto, whether or not such maximum face amount is in effect at such time.
     1.08 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
     2.01 Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) in (a) any Available Currency (other than Canadian Dollars) to the Borrowers and (b) Canadian Dollars to any Canadian Borrower from time to time on any Business Day during the period from the Closing Date to the Maturity Date, in an aggregate Dollar Equivalent not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans and L/C Obligations, shall not exceed such Lender’s Commitment, (iii) the aggregate Outstanding Amount of all British Pound Sterling Loans shall not at any time exceed the British Pound Sterling Sublimit and (iv) the aggregate Outstanding Amount of all Canadian Dollar Loans shall not at any time exceed the Canadian Dollar Sublimit. Within the limits of each Lender’s Commitment, the British Pound Sterling Sublimit and the Canadian Dollar Sublimit, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.07, and reborrow under this Section 2.01. Committed Loans (other than Canadian Dollar Loans) may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.
     2.02 Borrowings, Conversions and Continuations of Committed Loans.
     (a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m., (i) three Business Days prior to the requested date of (A) any Committed Borrowing of a Eurocurrency Rate Loan or a Canadian Dollar Loan, (B) any conversion to or continuation of Eurocurrency Rate Loans and (C) any conversion of Eurocurrency Rate Loans denominated in US Dollars to Base Rate Loans and (ii) on the requested date of any Committed Borrowing of Base Rate Loans. Each such telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Notice, appropriately completed and signed by a Responsible Officer of such Borrower. Each Committed Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in any Available Currency shall be in a principal Dollar Equivalent of US$5,000,000 or a whole multiple of US$1,000,000 in excess thereof. Each Committed Borrowing of or conversion to Base Rate Loans shall be in a principal amount of US$500,000 or a whole multiple of US$100,000 in excess thereof. Each Borrowing Notice (whether telephonic or written) shall specify (i) whether a Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Committed Loans as the same Type, (ii) the requested date of the Committed Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type (including currency) of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) the applicable Borrower. If a Borrower fails to (x) specify a currency in a Borrowing Notice requesting a Committed Borrowing, then the Committed Loans so requested shall be made in US Dollars, (y) specify a Type of Committed Loan in a Borrowing Notice or (z) give a timely notice requesting a conversion or continuation, then the applicable Committed Loans, if in US Dollars, shall be made or continued as, or converted to, Base Rate Loans; provided that in the case of a failure to timely request a continuation of Committed Loans, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If a Borrower requests a Committed Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Borrowing Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Committed Loan may be converted into or continued as a Committed Loan denominated in a different currency, but instead must be prepaid in the original currency of such Committed Loan and reborrowed in the other currency.
     (b) Following receipt of a Borrowing Notice, the Administrative Agent shall promptly notify each Lender of its Pro Rata Share and currency of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by a Borrower the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Committed Borrowing, each applicable Lender shall make the amount of its Committed Loan available to the Administrative Agent in Same Day Funds in the Applicable Currency at the Administrative Agent’s Office not later than 1:00 p.m. in the case of any Committed Loan denominated in US Dollars and not later than the Applicable Time specified by the Administrative Agent in the case of any Committed Loan denominated in a Foreign Currency, in each case on the Business Day specified in the applicable Borrowing Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by crediting or wiring such funds to the deposit account of the applicable Borrower identified in the most recent Notice of Account Designation delivered by the Borrowers to the Administrative Agent or as may be otherwise agreed upon by the Borrowers and the Administrative Agent from time to time.
     (c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurocurrency Rate Loan. During the existence of a Default or Event of Default, no Committed Loans may be requested as, converted to or continued as Eurocurrency Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding (i) Eurocurrency Rate Loans denominated in US Dollars be converted immediately to Base Rate Loans and (ii) Eurocurrency Rate Loans denominated in a Foreign Currency be prepaid or redenominated into US Dollars in the amount of the Dollar Equivalent thereof as Base Rate Loans on the last day of the then current Interest Period with respect thereto and (iii) Canadian Dollar Loans be prepaid or redenominated into US Dollars in the amount of the Dollar Equivalent thereof as Base Rate Loans.
     (d) The Administrative Agent shall promptly notify Anixter and the Lenders of the interest rate applicable to any Eurocurrency Rate Loan upon determination of such interest rate. The determination of the Eurocurrency Rate and the Canadian Prime Rate by the Administrative Agent shall be conclusive in the absence of manifest error. The Administrative Agent shall notify Anixter and the Lenders of any change in the Prime Rate or the Canadian Prime Rate promptly following the public announcement of such change.
     (e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than (i) ten Interest Periods in effect with respect to Committed Loans (other than British Pound Sterling Loans) and (ii) seven Interest Periods in effect with respect to British Pound Sterling Loans.
     (f) Interest Act (Canada). For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate with respect to any Canadian Dollar Loan is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.
     2.03 Swing Line Loans.
     (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, to make loans in US Dollars or at the request of a Borrower, if the Swing Line Lender, in its sole discretion, approves, in any Foreign Currency (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate Dollar Equivalent not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations and Swing Line Loans shall not exceed such Lender’s Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.03, prepay under Section 2.06, and reborrow under this Section 2.03. Each Swing Line Loan in US Dollars shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.
     (b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the applicable Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than (x) 1:00 p.m. on the requested borrowing date for all US Dollar Swing Line Loans and (y) the Applicable Time one Business Day prior to the requested date for all Foreign Currency Swing Line Loans, and shall specify (i) the amount to be borrowed, which shall be a minimum of US$500,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Borrowing Notice, appropriately completed and signed by a Responsible Officer of the applicable Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Borrowing Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Borrowing Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.03(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Borrowing Notice, make the amount of its Swing Line Loan available in Same Day Funds to the applicable Borrower either by crediting or wiring such proceeds to the deposit account of the applicable Borrower identified in the most recent Notice of Account Designation delivered by the Borrowers to the Administrative Agent or as may be otherwise agreed upon by the Borrowers and the Administrative Agent from time to time.
     (c) Refinancing of Swing Line Loans.
     (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the applicable Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the Dollar Equivalent of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Borrowing Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the applicable Borrower with a copy of the applicable Borrowing Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Borrowing Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office for US Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Borrowing Notice, whereupon, subject to Section 2.03(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
     (ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.03(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.03(c)(i) shall be deemed payment in respect of such participation.
     (iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
     (iv) Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.03(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the applicable Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the applicable Borrower to repay Swing Line Loans, together with interest as provided herein.
     (d) Repayment of Participations.
     (i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.
     (ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the applicable Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.03 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.
     (f) Payments Directly to Swing Line Lender. The applicable Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
     2.04 [Intentionally Omitted].
     2.05 [Intentionally Omitted].
     2.06 Letters of Credit.
     (a) The Letter of Credit Commitment.
     (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.06, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in US Dollars or in one or more other Available Currencies for the account of Anixter or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of Anixter or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations and all Swing Line Loans shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by Anixter for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Anixter that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, Anixter’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Anixter may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder.
     (ii) The L/C Issuer shall not issue any Letter of Credit, if:
     (A) subject to Section 2.06(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

     (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.
          (iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
     (B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;
     (C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial face amount less than US$100,000;
     (D) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than US Dollars or another Available Currency;
     (E) the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency; or
     (F) any other Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements (which may include the delivery of Cash Collateral) with Anixter or such Defaulting Lender to eliminate the L/C Issuer’s Fronting Exposure (after giving effect to Section 3.08(a)(iv)) with respect to such Defaulting Lender.
     (iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
     (v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
     (vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
     (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
     (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Anixter delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of Anixter. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent (A) not later than 11:00 a.m. at least two Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in US Dollars, and (B) not later than the Applicable Time at least ten Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in an Available Currency (other than US Dollars); or in each case such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, Anixter shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.
     (ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from Anixter and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Anixter (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.
     (iii) If Anixter so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, Anixter shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clauses (ii) or (iii) of Section 2.06(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or Anixter that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.
     (iv) If Anixter so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, Anixter shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or Anixter that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.
     (v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to Anixter and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
     (c) Drawings and Reimbursements; Funding of Participations.
     (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify Anixter and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Available Currency other than US Dollars, Anixter shall reimburse the L/C Issuer in such Available Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in US Dollars, or (B) in the absence of any such requirement for reimbursement in US Dollars, Anixter shall have notified the L/C Issuer promptly following receipt of the notice of drawing that

Anixter will reimburse the L/C Issuer in US Dollars. In the case of any such reimbursement in US Dollars of a drawing under a Letter of Credit denominated in another Available Currency, the L/C Issuer shall notify Anixter of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in US Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in any other Available Currency (each such date, an “Honor Date”), Anixter shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in such Available Currency. If Anixter fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in US Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Available Currency other than US Dollars) (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, Anixter shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Borrowing Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.06(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
     (ii) Each Lender shall upon any notice pursuant to Section 2.06(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in US Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.06(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to Anixter in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in US Dollars, or if requested by the L/C Issuer, the Foreign Currency Equivalent (determined as of such funding date) thereof in another Available Currency as determined by the Administrative Agent.
     (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, Anixter shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.06(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.06.
     (iv) Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.06(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.
     (v) Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.06(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, Anixter, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.06(c) is subject to the conditions set forth in Section 4.02 (other than delivery by Anixter of a Borrowing Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of Anixter to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
     (vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.06(c) by the time specified in Section 2.06(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
     (d) Repayment of Participations.
     (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.06(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Anixter or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in US Dollars and in the same funds as those received by the Administrative Agent.
     (ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.06(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Obligations Absolute. The obligation of Anixter to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
     (ii) the existence of any claim, counterclaim, set-off, defense or other right that Anixter or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
     (v) any adverse change in the relevant exchange rates or in the availability of the relevant Foreign Currency to Anixter or any Subsidiary or in the relevant currency markets generally; or
     (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Anixter or any Subsidiary.
     Anixter shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Anixter’s instructions or other irregularity, Anixter will immediately notify the L/C Issuer. Anixter shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
     (f) Role of L/C Issuer. Each Lender and Anixter agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Anixter hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Anixter’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.06(e); provided, however, that anything in such clauses to the contrary notwithstanding, Anixter may have a claim against the L/C Issuer, and the L/C Issuer may be liable to Anixter, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Anixter which Anixter proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
     (g) Cash Collateral.
     (i) Upon the request of the Administrative Agent, (A) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, Anixter shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.
     (ii) In addition, if the Administrative Agent notifies Anixter at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, Anixter shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.
     (iii) The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.
     (iv) Section 8.02(c) sets forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.06 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. Anixter hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Wells Fargo Bank.
     (h) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and Anixter when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.
     (i) Letter of Credit Fees. Anixter shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, in US Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin times the Dollar Equivalent of the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). For purposes of computing the actual daily maximum amount available to be drawn under any Letter of Credit, the amount of such Letter of

Credit shall be determined in accordance with Section 1.07. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Margin during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
     (j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. Anixter shall pay directly to the L/C Issuer for its own account, in US Dollars, a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Agent Fee Letter, computed on the Dollar Equivalent of the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) and on a quarterly basis in arrears, and due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, Anixter shall pay directly to the L/C Issuer for its own account, in US Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
     (k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
     (l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, Anixter shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. Anixter hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of Anixter, and that Anixter’s business derives substantial benefits from the businesses of such Subsidiaries.
     2.07 Prepayments.
     (a) The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (or the Applicable Time with respect to any prepayment to be made in a Foreign Currency), (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans or Canadian Dollar Loans, and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurocurrency Rate Loans or Canadian Dollar Loans shall be in a principal amount of US$5,000,000 or a whole multiple of US$1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of US$1,000,000 or a whole multiple of US$500,000 in excess thereof or, in each case, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice and of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment, and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to

Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.
     (b) The Borrowers may, upon notice to the Administrative Agent and the Swing Line Lender, at any time or from time to time voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent and the Swing Line Lender not later than (A) 11:00 a.m. on the date of prepayment of Swing Line Loans denominated in US Dollars and (B) not later than the Applicable Time specified by the Administrative Agent on the date of prepayment of Foreign Currency Swing Line Loans, in each case such prepayment date shall be a Business Day; and (ii) any prepayment of Swing Line Loans shall be in a Dollar Equivalent minimum principal amount of at least US$500,000.
     (c) If for any reason and at any time (other than as set forth in subsection (d) below) (i) the Total Outstandings exceed the Aggregate Commitments then in effect, (ii) the aggregate Outstanding Amount of all British Pound Sterling Loans exceeds the British Pound Sterling Sublimit or (iii) the aggregate Outstanding Amount of all Canadian Dollar Loans exceeds the Canadian Dollar Sublimit, the Borrowers shall immediately prepay the applicable Loans in an aggregate amount equal to such excess.
     (d) If on any Revaluation Date the Administrative Agent shall have determined that the then outstanding Dollar Equivalent principal amount of (i) the Total Outstandings exceeds the Aggregate Commitments then in effect, (ii) the aggregate Outstanding Amount of all British Pound Sterling Loans exceeds the British Pound Sterling Sublimit or (iii) the aggregate Outstanding Amount of all Canadian Dollar Loans exceeds the Canadian Dollar Sublimit, in each case due to a change in applicable rates of exchange between US Dollars, on the one hand, and any Applicable Currency, on the other hand by a Dollar Equivalent equal to or in excess of US$2,000,000, then the Administrative Agent may (or, at the request of the Required Lenders, shall) give notice to Anixter that a prepayment is required under this Section, and the Borrowers agree thereupon to make prepayments in an aggregate amount equal to such excess.
     2.08 Reduction or Termination of Commitments. Anixter may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or permanently reduce the Aggregate Commitments to an amount not less than the then Total Outstandings; provided that (a) any such notice shall be received by the Administrative Agent not later than 11:00 a.m., five Business Days prior to the date of termination or reduction and (b) any such partial reduction shall be in an aggregate amount of US$1,000,000 or any whole multiple of US$500,000 in excess thereof. The Administrative Agent shall promptly notify the Lenders of any such notice of reduction or termination of the Aggregate Commitments. Once reduced in accordance with this Section, the Commitments may not be increased. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share. All related Commitment Fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.
     2.09 Repayment of Loans.
     (a) The applicable Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of each Committed Loan of such Borrower outstanding on such date.
     (b) The applicable Borrower shall repay each Swing Line Loan upon demand of the Swing Line Lender and on the Maturity Date. The applicable Borrower shall repay each Foreign Currency Swing Line Loan within 30 days after such Foreign Currency Swing Line Loan is made (or at such later date, not later than the Maturity Date as the Swing Line Lender may in its discretion otherwise agree).

     2.10 Interest.
     (a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Margin plus in the case of a Loan of any Lender which is lent from a Lending Office in the UK or a Participating Member State, the Mandatory Cost; (ii) each Base Rate Loan and each US Dollar Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin; (iii) each Foreign Currency Swing Line Loan (other than any Foreign Currency Swing Line Loan denominated in Canadian Dollars) shall bear interest on the outstanding principal amount thereof at a rate per annum specified by the Swing Line Lender at the time of borrowing for such Swing Line Loan plus the Applicable Margin for Eurocurrency Rate Loans plus any Mandatory Cost; and (iv) each Canadian Dollar Loan and each Foreign Currency Swing Line Loan denominated in Canadian Dollars shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Prime Rate plus the Applicable Margin.
     (b) While any Event of Default exists or after acceleration, the Borrowers shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     2.11 Fees.
     (a) Commitment Fee. Commencing on the Closing Date, subject to Section 3.08, Anixter shall pay to the Administrative Agent, for the account of each Lender (other than a Defaulting Lender) in accordance with its Pro Rata Share, a non-refundable commitment fee (the “Commitment Fee”) equal to the Applicable Margin times the average daily unused portion of the Aggregate Commitments of the Lenders (other than the Defaulting Lenders, if any); provided that the amount of outstanding Swing Line Loans shall not be considered usage of the Aggregate Commitments for the purpose of calculating the Commitment Fee. The Commitment Fee shall accrue at all times (including at any time during which one or more of the conditions in Article IV is not met) from the Closing Date until the Maturity Date and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date and ending on the Maturity Date. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.
     (b) Other Fees. Anixter shall pay to each Joint Lead Arranger and the Administrative Agent, for their own respective accounts, fees in the amounts and at the times specified in the Joint Fee Letter and the Agent Fee Letter. Anixter shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

     2.12 Computation of Interest and Fees. Computation of interest on Base Rate Loans computed based on the Prime Rate and Canadian Dollar Loans computed based on the Canadian Prime Rate shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of interest on Loans in British Pound Sterling shall be calculated on the basis of a year of 365 days, and the actual number of days elapsed. Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the payee thereof than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.
     2.13 Evidence of Debt.
     (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Loans. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of such Lender shall control. Upon the request of any Lender made through the Administrative Agent, such Lender’s Loans may be evidenced by Notes in addition to such accounts or records. Each Lender may attach schedules to its Note(s) and endorse thereon the date, Type (if applicable), amount and maturity of the applicable Loans and payments with respect thereto.
     (b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
     2.14 Payments Generally.
     (a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or set-off. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder to be made in US Dollars shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in US Dollars and in Same Day Funds not later than 12:00 noon, on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder to be made in a Foreign Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Foreign Currency, as the case may be, and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in a Foreign Currency, such Borrower shall make such payment in US Dollars in the Dollar Equivalent of such Foreign Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 12:00 noon, in the case of payment in US Dollars or by the Administrative Agent, as the case may be, after the Applicable Time specified by the Administrative Agent in the case of payments in a Foreign Currency shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
     (b) Subject to the definition of “Interest Period,” if any payment to be made by a Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
     (c) (i) Funding by Lenders; Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s applicable Loan included in such Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     (ii) Payments by Borrowers; Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
     A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.
     (d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (e) The obligations of the Lenders hereunder to make Committed Loans and to fund participations in Swing Line Loans and Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan or to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, purchase its participation or to make its payment under Section 10.04(c).
     (f) Nothing herein (subject to Section 10.13) shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     2.15 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:
     (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to Anixter or any Subsidiary or Affiliate thereof (as to which the provisions of this Section shall apply).
     Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
     2.16 Borrowing Subsidiaries.
     (a) Anixter may at any time, upon not less than 15 Business Days’ notice from Anixter to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any Foreign Subsidiary as a Borrowing Subsidiary with the consent of the Administrative Agent. Upon the receipt by the Administrative Agent of (i) a Borrowing Subsidiary Agreement in the form of Exhibit C-1 executed by such Foreign Subsidiary, Anixter and the Administrative Agent, (ii) all documents as shall reasonably demonstrate the existence of such Foreign Subsidiary, the corporate power and authority of such Borrowing Subsidiary to enter into and the validity with respect to such Foreign Subsidiary of this Agreement and the other Loan Documents and any other matters relevant hereto (including an opinion of counsel), all in form and substance satisfactory to the Administrative Agent, and (iii) any governmental and third party approvals necessary or advisable in connection with the execution, delivery and performance of this Agreement by such Foreign Subsidiary, such Subsidiary shall be a Borrowing Subsidiary and a party to this Agreement. If the Administrative Agent agrees that such Foreign Subsidiary shall be entitled to receive Loans hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice to Anixter and the Lenders specifying the effective date upon which such Foreign Subsidiary shall constitute a Borrowing Subsidiary for purposes hereof, whereupon each of the Lenders agrees to permit such Borrowing Subsidiary to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Borrowing Subsidiary otherwise shall be a Borrower for all purposes of this Agreement; provided that no Borrowing Notice or Letter of Credit Application may be submitted by or on behalf of such Borrowing Subsidiary until the date five Business Days after such effective date.
     (b) The obligation of any Lender to make a Loan on the occasion of the first Borrowing from such Lender by a Borrowing Subsidiary is subject to the Administrative Agent’s receipt of and satisfaction with the documents and other deliverables described in clause (a) above and a Note (if required by such Lender) in the applicable form payable to such Lender signed by such Borrowing Subsidiary.
     (c) The Obligations of all Foreign Subsidiaries that are Borrowing Subsidiaries shall be several in nature.
     (d) Each Borrowing Subsidiary hereby irrevocably appoints Anixter as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders to any such Borrowing Subsidiary hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by Anixter, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to Anixter in accordance with the terms of this Agreement shall be deemed to have been delivered to each Borrowing Subsidiary.
     (e) Any Foreign Subsidiary shall cease to be a Borrowing Subsidiary hereunder at such time as no Credit Extensions shall be outstanding to such Foreign Subsidiary, and such Foreign Subsidiary and Anixter shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination in the form of Exhibit C-2. The Administrative Agent will promptly notify the Lenders of any such termination of a Borrowing Subsidiary’s status. Upon a Borrowing Subsidiary’s liquidation, dissolution or disposal of to a person other than Anixter or any Subsidiary, all Credit Extensions outstanding to any Borrowing Subsidiary shall be due and payable and such Subsidiary shall no longer be entitled to obtain any Credit Extensions hereunder.
     2.17 Incremental Commitments.

     (a) Request for Incremental Commitments. At any time and from time to time, Anixter may by written notice to the Administrative Agent (who shall promptly notify the Lenders) request (i) one or more increases in the Aggregate Commitments (any such increase, a “Revolving Commitment Increase”) or (ii) one or more incremental term loan commitments (any such incremental term loan commitment, an “Incremental Term Loan Commitment” and, together with any Revolving Commitment Increases, the “Incremental Commitments”) to make incremental term loans (any such incremental term loan, an “Incremental Term Loan”); provided that (i) the total aggregate principal amount for all such Incremental Commitments shall not exceed US$200,000,000; (ii) any such request for an Incremental Commitment shall be in a minimum amount of US$15,000,000; and (iii) Anixter may request up to two Incremental Commitments during any calendar year.
     (b) Lenders. To achieve the full amount of a requested Incremental Commitment and subject to the approval (which approvals shall not be unreasonably withheld) of the Administrative Agent and, in connection with a request for a Revolving Commitment Increase, the L/C Issuer and the Swing Line Lender, Anixter may invite existing Lenders to increase their respective Commitments or provide an Incremental Term Loan Commitment and/or any Affiliate of any Lender, any Approved Fund or any other Person reasonably satisfactory to the Administrative Agent to become a Lender (any such Lender, an “Incremental Lender”) pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel. Any Lender or any Incremental Lender offered or approached to provide all or a portion of any Incremental Commitment may elect or decline, in its sole discretion, to provide such Incremental Commitment. Any Incremental Commitment of any Person becoming a new Lender under this Section 2.17 shall be in a minimum principal amount of at least US$15,000,000.
     (c) Incremental Term Loan Amendment. Incremental Term Loans shall become Loans under this Agreement pursuant to an amendment (an “Incremental Term Loan Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by each Borrower, each Lender agreeing to provide such Incremental Term Loan, if any, each Incremental Lender, if any, and the Administrative Agent. The Incremental Term Loan Amendment may effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.17.
     (d) Effective Date and Allocations. The Administrative Agent and Anixter shall determine the effective date (each, an “Increase Effective Date”) for each Incremental Commitment and the final allocation of such Incremental Commitment. The Administrative Agent shall promptly notify Anixter and the Lenders of the final allocations of such Incremental Commitment and the Increase Effective Date. The Borrowers shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Pro Rata Shares arising from any nonratable increase in the Commitments under this Section. Each Revolving Commitment Increase (and the Loans made thereunder) shall (i) constitute Obligations of the Borrowers, (ii) be guaranteed with the other Credit Extensions on a pari passu basis, (iii) mature on the Maturity Date and (iv) be subject to the same terms and conditions as the Commitments as in effect prior to such Increase Effective Date. Each Incremental Term Loan Commitment (and the Incremental Term Loans made thereunder) shall (i) constitute Obligations of the Borrowers, (ii) be guaranteed with the other Credit Extensions on a pari passu basis, (iii) mature on or after the Maturity Date and (iv) be on such other terms (including pricing and amortization relating thereto) reasonably acceptable to the Administrative Agent, the Lenders providing such Incremental Term Loan Commitment and Anixter.
     (e) Conditions to Effectiveness of Increase. Each Incremental Commitment shall become effective as of the applicable Increase Effective Date; provided that on or before such Increase Effective Date, Anixter shall have delivered to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party, approving or consenting to such Incremental Commitment, and (ii) in the case of Anixter, certifying that, both before and after giving effect to such Incremental Commitment, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of such Increase Effective Date (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.17, the representations and warranties contained in subsections (a) and (b) of Section 5.07 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01), and (B) no Default or Event of Default exists as of such Increase Effective Date before or after giving effect to any Incremental Commitment and the making of any Loans pursuant thereto.
     (f) Conflicting Provisions. This Section shall supersede any provisions in Sections 2.15 or 10.01 to the contrary.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01 Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the respective Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, provided that if any applicable Laws require the deduction or withholding of any Tax from any such payment, then the Loan Party shall make such deduction and timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made. Notwithstanding the foregoing, a payment shall not be required to be increased pursuant to this Section 3.01(a) where any UK Taxes are required to be deducted or withheld (a “UK Tax Deduction”) from a payment of interest hereunder or under any other Loan Document if, on the date on which the payment falls due:
     (i) the payment could have been made to the relevant Lender without a UK Tax Deduction if it was a UK Qualifying Lender, but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any Law or Treaty, or any published practice or concession of any relevant taxing authority; or
     (ii) the relevant Lender is a UK Qualifying Lender solely by virtue of clause (b) of the definition of UK Qualifying Lender and that relevant Lender has not given a Tax Confirmation to Anixter where the payment could have been made to the relevant Lender without a UK Tax Deduction if that Lender had given a Tax Confirmation to Anixter or the relevant UK Borrower, on the basis that the Tax Confirmation would have enabled that UK Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the UK Taxes Act; or
     (iii) the relevant Lender is a UK Qualifying Lender solely under clause (b) of the definition of UK Qualifying Lender and an officer of HM Revenue and Customs (“HMRC”) has given (and not revoked) a direction (a “Direction”) under section 931 of the UK Taxes Act (as that provision has effect on the date on which the relevant Lender became a Lender) which relates to that payment and that Lender has received from a UK Borrower or Anixter a certified copy of that Direction; and the payment could have been made to the Lender without any UK Tax Deduction in the absence of that Direction.
     (b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.
     (c) Indemnification by the Borrowers. Each Loan Party shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld in respect of payments to, or paid by, the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Loan Party by a Lender or the L/C Issuer (with copies to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.
     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Status of Lenders.
     (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Anixter and the Administrative Agent, at the time or times reasonably requested by Anixter or the Administrative Agent, such documentation (properly completed and executed by such Lender) reasonably requested by Anixter or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding, and in delivering such completed and executed documentation to Anixter, each such Lender shall be deemed to have complied with its obligations as set forth in this sentence. Anixter shall timely file such documentation with the relevant Governmental Authority in accordance with and as required by applicable Law. In addition, any Lender, if requested by Anixter or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Anixter or the Administrative Agent as will enable Anixter or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(C) below and Section 3.01(h)) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
     (ii) Without limiting the generality of the foregoing, in the event that any Borrower is a US Borrower,

     (A) any Lender that is a US Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of such Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying, to the extent such Lender is legally entitled to do so, that such Lender is exempt from US Federal backup withholding tax; and
     (B) any Non-US Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-US Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of such Borrower or the Administrative Agent), whichever of the following is applicable:
     (i) in the case of a Non-US Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
     (ii) executed originals of IRS Form W-8ECI;
     (iii) in the case of a Non-US Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that (A) such Non-US Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) the interest payments in question are not effectively connected with a US trade or business conducted by such Non-US Lender (a “US Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN;
     (iv) to the extent a Non-US Lender is not the beneficial owner (for example, where the Non-US Lender is a partnership or participating Lender granting a typical participation), executed originals of IRS Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, US Tax Compliance Certificate, Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided that if the Non-US Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Non-US Lender are claiming the portfolio interest exemption, such Non-US Lender may provide a US Tax Compliance Certificate on behalf of each such beneficial owner; or
     (v) executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in US federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
     (C) If a payment made to a Lender under any Loan Document would be subject to US federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
     Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Anixter and the Administrative Agent in writing of its legal inability to do so.
     Additionally, each of the Borrowers shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.
     (f) Treatment of Certain Refunds and Credits. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund or credit in lieu of a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund or credit in lieu of a refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund or credit in lieu of a refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit in lieu of a refund), provided that each Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund or credit in lieu of a refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund or credit in lieu of a refund had never been paid. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

     (g) Indemnification by the Lenders. Each Lender and L/C Issuer shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for any Taxes (but, with respect to Indemnified Taxes, only to the extent that the Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Party to do so) attributable to such Lender or L/C Issuer that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or L/C Issuer by the Administrative Agent shall be conclusive absent manifest error. Each Lender and L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or L/C Issuer under any Loan Document or otherwise payable by the Administrative Agent to the Lender or L/C Issuer from any other source against any amount due to the Administrative Agent under this paragraph (g). The agreements in this paragraph (g) shall survive the resignation and/or replacement of the Administrative Agent.
     (h) United Kingdom Taxes.
     (i) Nothing in Section 3.01(e) or this Section 3.01(h) shall require a Treaty Lender receiving payments hereunder or under any other Loan Document from a UK Borrower, to (A) register under the HMRC DT Treaty Passport scheme; or (B) apply the HMRC DT Treaty Passport scheme to any Loan if it has so registered; or (C) file any forms or documentation pursuant to Section 3.01(e) or this Section 3.01(h) if it has (1) included an indication that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with clauses (ii) or (vii) below or (2) notified Anixter and the Administrative Agent of its scheme reference number and its jurisdiction of tax residence pursuant to clauses (iv) or (v) below, and the applicable Borrower making that payment has not complied with its obligations under clauses (iii), (iv) or (vii) below.
     (ii) A Treaty Lender that is a Lender as of the Closing Date and holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to this Agreement, shall make an indication to that effect (for the benefit of the Administrative Agent and without any liability to any Borrower) by providing its scheme reference number and its jurisdiction of residence to the Administrative Agent and Anixter on or before the Closing Date.
     (iii) Upon a Lender providing the indication described in clause (ii) above, each Borrower that is a UK Borrower as of the Closing Date (or promptly upon becoming a UK Borrower after the Closing Date) shall, to the extent such Lender is providing a Commitment to such Borrower, (A) file a duly completed form DTTP2 in respect of such Lender with HMRC within 30 days of the Closing Date and (B) promptly provide such Lender with a copy of that filing; and
     (iv) A Treaty Lender that has not provided the indication referred to in clause (ii) above but that holds a passport under the HMRC DT Treaty Passport scheme and subsequently wishes that scheme to apply to this Agreement shall notify (for the benefit of the Administrative Agent and without liability to any Borrower) Anixter and the Administrative Agent of its scheme number and its jurisdiction of tax residence. Thereafter, each Person that is a UK Borrower hereunder as of, or becomes a UK Borrower after, the date on which such notice becomes effective (determined in accordance with Section 10.02) shall, to the extent that such Lender provides a Commitment to such Borrower, (A) file a duly completed form DTTP2 in respect of such Lender with HMRC within 30 days of such effective date (or, with respect to any new UK

Borrower, 30 days of such Person becoming a UK Borrower hereunder) and (B) promptly provide such Lender with a copy of that filing.
     (v) A Person that becomes a Treaty Lender on a date (such date, the “Relevant Date”) after the Closing Date that holds a passport under the HMRC DT Treaty Passport scheme and wishes for that scheme to apply to this Agreement shall include an indication to that effect (for the benefit of the Administrative Agent and without liability to any Borrower) by including its scheme reference number and its jurisdiction of tax residence in the joinder documents such Person shall execute and deliver to become a Lender. Thereafter, each Person that is a UK Borrower hereunder as of, or becomes a UK Borrower after, such Relevant Date shall, to the extent such Lender provides a Commitment to such Borrower, (A) file a duly completed form DTTP2 with HMRC within 30 days of that Relevant Date (or, with respect to any new UK Borrower, 30 days of such Person becoming a UK Borrower hereunder) and (B) promptly provide the Lender with a copy of that filing.
     (vi) A Lender that is a party to this Agreement as of the Closing Date that is a UK Qualifying Lender solely by virtue of clause (b) of the definition of UK Qualifying Lender gives a Tax Confirmation to Anixter by entering into this Agreement. Such a Lender shall promptly notify Anixter and the Administrative Agent if there is any change in the position from that set out in the Tax Confirmation. A Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 10.06 that is a UK Qualifying Lender solely by virtue of clause (b) of the definition of UK Qualifying Lender shall provide a Tax Confirmation in the forms and certificates provided in accordance with this Section 3.01 which it executes by including whether it falls within clause (b)(i), (ii) or (iii) of the definition of UK Qualifying Lender. Such a Lender shall promptly notify Anixter and the Administrative Agent if there is any change in the position from that set out in the Tax Confirmation.
     (vii) If a Lender has not (A) included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with clauses (ii) or (v) above or (B) notified Anixter or Administrative Agent of its scheme reference number and its jurisdiction of tax residence pursuant to clause (iv) above, then no Borrower shall have any obligation to file any form relating to the HMRC DT Treaty Passport scheme in respect of such Lender’s Commitment(s) or its participation in any Loan.
     (i) Any amount (including costs and expenses) payable hereunder or under any Loan Document by any Borrower is exclusive of any value added tax or any other Taxes of a similar nature which might be chargeable in connection with that amount. If any such Taxes are chargeable, upon receipt of a valid invoice of any value added tax or any other Taxes of a similar nature, the applicable Borrower must pay to the relevant recipient (in addition to and at the same time as paying that amount) an amount equal to the amount of such Taxes.
     (j) Survival. Each party’s obligations under this Section 3.01 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
     3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans in any Available Currency, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, any Available Currency in the applicable interbank market, or to determine or charge interest rates based upon the Eurocurrency Rate, then, on notice thereof by such Lender to Anixter through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and Anixter that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in US Dollars, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.
     3.03 Inability to Determine Rates. If the Administrative Agent determines (or in the case of clause (c) below, the Required Lenders determine) in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits in the applicable currency are not being offered to banks in the applicable interbank market for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for such Eurocurrency Rate Loan, or (c) the Eurocurrency Rate for such Eurocurrency Rate Loan does not adequately and fairly reflect the cost to the Required Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly notify Anixter and all Lenders. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, any Borrower may revoke any pending request for a Committed Borrowing, conversion or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.
     3.04 Increased Costs and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement contemplated by Section 3.04(e) and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the L/C Issuer;
     (ii) subject the Administrative Agent, Lender or L/C Issuer to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by the Administrative Agent, Lender or the L/C Issuer);
     (iii) result in the Mandatory Cost, as calculated hereunder, not representing the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans; or

     (iv) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;
     and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, Anixter will pay (or cause the applicable Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time Anixter will pay (or cause the applicable Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Anixter shall be conclusive absent manifest error. Anixter shall pay (or cause the applicable Borrower to pay) such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies Anixter of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     (e) Reserves on Eurocurrency Rate Loans. Anixter shall pay (or cause the applicable Borrower to pay) to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided Anixter shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.
     3.05 Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, each Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any continuation, conversion, payment or prepayment of any Loan of such Borrower other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by such Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by such Borrower;
     (c) any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in a Foreign Currency on its scheduled due date or any payment thereof in a different currency; or
     (d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by such Borrower pursuant to Section 10.13(b);including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrowers shall pay each Lender the amount shown as due on any certificate delivered by such Lender claiming such compensation within ten (10) Business Days after the Borrowers’ receipt of the same. Such Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
     For purposes of calculating amounts payable by any Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the applicable interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.
     3.06 Matters Applicable to all Requests for Compensation.
     (a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. Such certificate shall provide in reasonable detail the amount payable and the calculations used to determine such amount. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.
     (b) Upon any Lender’s making a claim for compensation under Section 3.01 or Section 3.04, Anixter may remove or replace such Lender in accordance with Section 10.13(b).
     (c) Any Lender claiming any additional amounts payable pursuant to Section 3.01 or Section 3.04, or exercising its rights under Section 3.02, shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested by Anixter or to change the jurisdiction of its Lending Office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue or avoid the circumstances giving rise to such exercise and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.
     (d) If any Lender fails to notify Anixter and the Administrative Agent within 120 days of its actual knowledge of any such additional amount payable by a Borrower pursuant to Section 3.01 or 3.04(a) or (b) (the “Notice Date”), the Borrowers shall not be obligated to pay such additional amounts accruing during the period from the Notice Date until the date of delivery of such notice, provided that the failure to give such notice shall not affect any Borrower’s obligation to pay such additional amounts accrued prior to the Notice Date or after delivery of such notice.
     3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Commitments and payment in full of all the other Obligations.
     3.08 Defaulting Lenders.
     (a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
     (i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.
     (ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or the Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer, to be held as Cash Collateral for the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender; fourth, as Anixter may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and Anixter, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer, the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Anixter as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations or Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 3.08(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
     (iii) Certain Fees.
     (A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and Anixter shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
     (B) Each Defaulting Lender shall be entitled to receive any Letter of Credit Fee for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral.
     (C) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, Anixter shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer or the Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the L/C Issuer’s or the Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
     (iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless Anixter shall have otherwise notified the Administrative Agent at such time, Anixter shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Outstanding Amount of all Loans of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
     (v) Repayment of Certain Loans; Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, Anixter shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in amounts equal to the applicable Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuer’s Fronting Exposure.
     (b) Defaulting Lender Cure. If Anixter, the Administrative Agent, the Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 3.08(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Anixter while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
     (c) New Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loan unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) the L/C Issuer shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
     4.01 Conditions of Closing and Initial Credit Extension. The effectiveness of this Agreement and the obligation of each Lender to make its initial Credit Extension hereunder are subject to satisfaction of the following conditions precedent:
     (a) Unless waived by all the Lenders, the Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:
     (i) executed counterparts of (A) this Agreement and (B) the Guaranty;
     (ii) Committed Loan Notes executed by the Borrowers in favor of each Lender requesting such a Note, each in a principal amount equal to such Lender’s Commitment;
     (iii) Swing Line Loan Notes executed by the Borrowers in favor of the Swing Line Lender in the principal amount of the Swing Line Loan Commitment;
     (iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Loan Documents to which such Loan Party is a party and authorizing the execution, delivery and performance by such Loan Party of the Loan Documents to which such Loan Party is a party;
     (v) such evidence as the Administrative Agent may reasonably require to verify that each Loan Party is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of formation (to the extent applicable in such jurisdiction), including certified copies of each Loan Party’s Organization Documents and certificate of good standing (if applicable) and tax clearance certificates;
     (vi) a certificate signed by a Responsible Officer of each Borrower (A) certifying (i) that the conditions specified in Sections 4.02(a) and (b) have been satisfied and (ii) that there has been no event or circumstance since the date of the Audited Financial Statements which has or could be reasonably expected to have a Material Adverse Effect and (B) attaching a copy of the Revolving Subordinated Note certified by a Responsible Officer of Anixter as true and complete, together with all schedules and exhibits thereto;
     (vii) opinion(s) of counsel to each Loan Party addressed to the Administrative Agent and the Lenders with respect to the Loan Parties, the Loan Documents and such other matters as the Administrative Agent shall reasonably request; and
     (viii) such other assurances, certificates, documents or consents as the Administrative Agent or the Required Lenders reasonably may require.
     (b) Each of the Borrowers and each of the Guarantors shall have provided to the Administrative Agent and the Joint Lead Arrangers the documentation and other information requested in order to comply with requirements of the PATRIOT Act.
     (c) All existing Indebtedness (including all Indebtedness under the Existing Credit Agreement) of the Borrowers, other than the Existing Letters of Credit and any Existing Indebtedness, shall be repaid in full (and all commitments in respect thereof shall be terminated, all guaranties made in connection therewith shall be released), and the Administrative Agent shall have received pay-off letters in form and substance satisfactory to it evidencing such repayment, termination and release.
     (d) Any fees required to be paid on or before the Closing Date shall have been paid (including, without limitation, (i) the fees to be paid pursuant to Section 2.11(b) to the Administrative Agent, the Joint Lead Arrangers and the Lenders and any other accrued and unpaid fees or commissions due hereunder and (ii) all fees, charges and disbursements of outside counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent accrued and unpaid prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent)).
     Without limiting the generality of the provisions or the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

     4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Borrowing Notice (other than a Borrowing Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Committed Loans as the same Type) or Letter of Credit Application is subject to the following conditions precedent:
     (a) The representations and warranties of the Borrowers contained in Article V, or which are contained in any document furnished at any time under or in connection herewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.
     (b) No Default shall exist, or would result (including in respect of Section 7.16 or 7.17 as of the next succeeding end of a Fiscal Quarter) from, such proposed Credit Extension.
     (c) The Administrative Agent shall have received a Borrowing Notice or Letter of Credit Application in accordance with the requirements hereof.
     (d) The Administrative Agent shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as the Administrative Agent or the Required Lenders reasonably may require.
     Each Borrowing Notice (other than a Borrowing Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Committed Loans as the same Type) or Letter of Credit Application submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     Each Borrower represents and warrants to the Administrative Agent and the Lenders that:
     5.01 Organization; Corporate Powers. Each of AXE, Anixter and the Subsidiaries of Anixter (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property or in which the nature of its business requires it to be so qualified, except those jurisdictions where the failure to be in good standing or to so qualify has not had or could not reasonably be expected to have a Material Adverse Effect, and (c) has all requisite corporate power and authority to own, operate and encumber its property and assets and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by the Transaction Documents.
     5.02 Authority.
     (a) Each of AXE, Anixter and each Subsidiary of Anixter party to any of the Transaction Documents has the requisite corporate power and authority to execute, deliver and perform its obligations under each of the Transaction Documents executed by it, or to be executed by it.
     (b) The execution, delivery and performance (or filing or recording, as the case may be) by AXE, Anixter and each Subsidiary of Anixter of each Transaction Document to which such Person is party and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of any such Person are necessary to consummate such transactions.
     (c) Each of the Transaction Documents (i) has been duly executed and delivered (or filed or recorded, as the case may be) by AXE, Anixter and each Subsidiary of Anixter to the extent such Person is party thereto, (ii) constitutes the legal, valid and binding obligations of such Person, enforceable against such Person in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles), and (iii) is in full force and effect (unless terminated in accordance with the terms thereof).
     5.03 Subsidiaries. Anixter has no Subsidiaries other than those described in Schedule 5.03 and those, if any, which are permitted by Section 7.03 to be created after the Closing Date.
     5.04 No Conflict. The execution, delivery and performance by each of AXE, Anixter and each Subsidiary of Anixter of each Transaction Document to which it is party and each of the transactions contemplated thereby, do not and will not (a) conflict with any Contractual Obligation of any such Person, any liability resulting from which would have or could be reasonably expected to have a Material Adverse Effect, or (b) conflict with or violate such Person’s certificate or articles of incorporation or by-laws or similar charter and constituting documents, or (c) except as set forth on Schedule 5.04, conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law or Contractual Obligation of any such Person, or require termination of any Contractual Obligation of any such Person, or (d) result in or require the creation or imposition of any Lien whatsoever upon any of the properties or assets of any such Person (other than Liens permitted pursuant to Section 7.02(b)), or (e) require any approval of stockholders of any such Person, unless such approval has been obtained.
     5.05 Governmental Consents. The execution, delivery and performance by each of AXE, Anixter and each Subsidiary of Anixter of each Transaction Document to which such Person is a party, and the transactions contemplated thereby do not and will not require any registration with, consent or approval of, or notice to, or other action with or by, any Governmental Authority, except filings, consents or notices which have been made, obtained or given and are in full force and effect.
     5.06 Governmental Regulation. Neither AXE nor Anixter nor any of Anixter’s Subsidiaries is subject to regulation under the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any other statute or regulation of any Governmental Authority such that its ability to incur indebtedness is limited or its ability to consummate the transactions contemplated hereby or by the other Transaction Documents is materially impaired.
     5.07 Financial Position.
     (a) As of the Closing Date, all quarterly and annual financial statements of Anixter or of Anixter and any of its Subsidiaries delivered to the Administrative Agent and the Lenders (including the Audited Financial Statements) were prepared in conformity with GAAP (except as otherwise noted therein) and fairly present the financial position of Anixter or the consolidated financial position of Anixter and such Subsidiaries, as the case may be, as at the respective dates thereof and the results of operations and changes in cash flows for each of the periods covered thereby, subject, in the case of any unaudited interim financial statements, to changes resulting from audit and normal year-end adjustments.

     (b) All quarterly and annual financial statements of Anixter or of Anixter and any of its Subsidiaries delivered to the Administrative Agent on or prior to the date this representation is made or deemed made were prepared in conformity with GAAP (except as otherwise noted there) and fairly present the financial position of Anixter or the consolidated financial position of Anixter and such Subsidiaries, as the case may be, as at the respective dates thereof and the results of operations and changes in cash flows for each of the periods covered thereby, subject, in the case of any unaudited interim financial statements, to changes resulting from audit and normal year-end adjustments.
     5.08 Litigation; Adverse Effects.
     (a) Except as set forth in Schedule 5.08, there is no action, suit, proceeding, investigation of any Governmental Authority or arbitration at law or in equity, or before or by any Governmental Authority, pending, or, to the best knowledge of such Borrower, threatened against AXE, Anixter or any Subsidiary of Anixter or any of their Property, which could be reasonably expected to result in any Material Adverse Effect.
     (b) Neither AXE nor Anixter nor any Subsidiary of Anixter is (i) in violation of any applicable Law which violation has or could reasonably be expected to have a Material Adverse Effect, or (ii) subject to or in default with respect to any final judgment, writ, injunction, decree, order, rule or regulation of any court or Governmental Authority which has or could reasonably be expected to have a Material Adverse Effect. There is no action, suit, proceeding or investigation pending or, to the knowledge of such Borrower, threatened against or affecting AXE, Anixter or any Subsidiary of Anixter which challenges the validity or the enforceability of any of the Transaction Documents.
     5.09 No Material Adverse Change. With respect to each of AXE, Anixter and Anixter and its Subsidiaries taken as a whole, no event has occurred since December 31, 2010, which has or could reasonably be expected to have a Material Adverse Effect.
     5.10 Payment of Taxes. All United States Federal income and other material tax returns and reports of each Borrower and each Borrower’s Subsidiaries required to be filed (including extensions) have been timely filed and all taxes, assessments, fees and other charges of Governmental Authorities thereupon and upon their respective properties, assets, income and franchises which are shown on such returns as being due and payable, have been paid when due and payable, except (a) taxes being contested in good faith by appropriate proceedings and that are reserved against in accordance with GAAP, (b) taxes which are not yet delinquent, (c) taxes which are payable in installments so long as paid before any penalty accrues with respect thereto and (d) other taxes, assessments, fees and other charges or Governmental Authorities which do not exceed US$500,000 in the aggregate. Except as set forth in clauses (a) through (d) above, such Borrower has no knowledge of any proposed tax assessment against Anixter or any of Anixter’s Subsidiaries which could reasonably be expected to have a Material Adverse Effect.
     5.11 Performance. Neither AXE nor Anixter nor any Subsidiary of Anixter is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it the effect of which could reasonably be expected to have a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute a default under such Contractual Obligation, except where the consequences, direct or indirect, of such default or defaults, if any, would not have and could not reasonably be expected to have a Material Adverse Effect.

     5.12 Securities Activities. Neither AXE nor Anixter nor any of Anixter’s Subsidiaries (a) is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock or (b) will use, directly or indirectly, the proceeds of any Loan to purchase or carry Margin Stock.
     5.13 Disclosure. Subject to changes in facts or conditions which are required or permitted under this Agreement, the representations and warranties of AXE, each Borrower and each Subsidiary of each Borrower contained in the Transaction Documents, and all certificates and other documents delivered to the Administrative Agent in connection therewith, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.
     5.14 Requirements of Law. Each of AXE, Anixter and each Subsidiary of Anixter is in compliance with all Requirements of Law (including, without limitation, the Securities Act and the Securities Exchange Act, the applicable rules and regulations thereunder, and state securities laws) applicable to it and its business, where the failure to so comply would have or could be reasonably expected to have a Material Adverse Effect.
     5.15 Patents, Trademarks, Permits, Etc. Anixter and each Subsidiary of Anixter owns, is licensed or otherwise has the lawful right to use, or has all permits and other approvals of Governmental Authorities, patents, trademarks, service marks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of its business as currently conducted which are material to its financial condition, business, operations, assets and prospects, individually or taken as a whole. The use of such permits and other approvals of Governmental Authorities, patents, trademarks, service marks, trade names, copyrights, technology, know-how and processes by each Borrower or any such Subsidiary does not infringe on the rights of any Person, subject to such claims and infringements the existence of which do not have or could not reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Transaction Documents will not impair the ownership of or rights under (or the license or other right to use, as the case may be) any permits and governmental approvals, patents, trademarks, service marks, trade names, copyrights, technology, know-how or processes by Anixter or any such Subsidiary in any manner which has or could reasonably be expected to have a Material Adverse Effect.
     5.16 Environmental Matters. Except as disclosed in Schedule 5.16 and except to the extent that a failure of any of the following representations to be true could not be reasonably expected to have a Material Adverse Effect, (a) each of the operations of AXE, Anixter and its Subsidiaries comply in all respects with all applicable environmental, health and safety Requirements of Law; (b) each of AXE, Anixter and its Subsidiaries has obtained all environmental, health and safety Permits necessary for its operations, all such Permits are in good standing and AXE, Anixter and its Subsidiaries are in compliance with all terms and conditions of such Permits; and (c) (i) neither AXE, Anixter nor any Subsidiary of Anixter, nor any of their present Property or operations and (ii) none of AXE’s, Anixter’s or its Subsidiaries’ previously-owned Property or past operations is subject to any Remedial Action or other Liabilities and Costs arising from the Release or threatened Release of a Contaminant into the environment.
     5.17 Employee Benefit Matters. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. As of each date that this representation is made or deemed made, the present value of all “accumulated projected benefit obligations” (as determined for purposes of Anixter’s Form 10-K) of all underfunded Pension Plans (based on the assumptions used by the Plans to determine benefit obligations on an ongoing basis) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than US$75,000,000 the fair market value of all of the assets of all such underfunded Plans.
     5.18 Solvency. Each Loan Party is Solvent after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents and the payment and accrual of all Transaction Costs with respect to any of the foregoing.
     5.19 Assets and Properties. Each of AXE, Anixter and each Subsidiary of Anixter (other than the Receivables Securitization SPV) has good title to all of the assets (tangible and intangible) owned by it, except for imperfections of title (including Liens to the extent permitted under Section 7.02(b)) which in the aggregate could not reasonably be expected to have a Material Adverse Effect, and all such assets are free and clear of all Liens, except as otherwise specifically permitted by the terms and provisions of this Agreement and the other Loan Documents. Substantially all of the assets and properties owned by, leased to or used by each Borrower or any Domestic Subsidiary of Anixter are in good repair, working order and condition, excepting ordinary wear and tear and are free and clear of any known defects except such defects as do not substantially interfere with the continued use thereof in the conduct of normal operations.
     5.20 Joint Venture; Partnership. Except as set forth in Schedule 5.20 or as otherwise permitted in this Agreement, neither AXE nor Anixter nor any Subsidiary of Anixter is engaged in any material partnership or material joint venture with any other Person.
     5.21 No Default. No Default exists.
     5.22 Restricted Payments to AXE. On or after the Closing Date, neither Anixter nor any Subsidiary of Anixter has directly or indirectly declared, ordered, paid or made or set apart any sum or property for any payment, distribution or contribution to or investment in AXE (whether in cash or otherwise) or agreed to do so, except to the extent permitted pursuant to Section 7.05.
     5.23 Subsequent Funding Representations and Warranties. To induce each Lender and the Administrative Agent to enter into this Agreement and to make the Loans, each Borrower represents and warrants to each Lender and the Administrative Agent that the statements set forth in the preceding Sections of this Article V (except to the extent that such statements expressly are made only as of the Closing Date), are true, correct and complete in all material respects on and as of the date of each Credit Extension after the Closing Date, except that the representations and warranties need not be true and correct to the extent that changes in the facts and conditions on which such representations and warranties are based are expressly required or permitted under this Agreement.
ARTICLE VI
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation shall remain unpaid or unsatisfied,
     6.01 Financial Statements. Each Borrower shall, and shall cause each of its material Subsidiaries to, maintain or cause to be maintained a system of accounting established and administered in accordance with sound business practices and consistent with past practice to permit preparation of financial statements in conformity with GAAP and, if required by the terms of this Agreement, in conformity with Agreement Accounting Principles, and each of the financial statements described below shall be prepared from such system and records. Anixter shall deliver or cause to be delivered to the Administrative Agent and each Lender:

     (a) Quarterly Reports. As soon as practicable, and in any event within forty-five (45) days after the end of each Fiscal Quarter, on a consolidated basis for the Consolidated Group, each of the following:
     (i) a balance sheet as of the end of such Fiscal Quarter and as of the end of the previous Fiscal Year; and
     (ii) an income statement and a cash flow statement of such Fiscal Quarter and for the period from the beginning of the current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form and in reasonable detail the figures for the corresponding periods of the previous Fiscal Year;
     all prepared by Anixter, together with a certification by one of Anixter’s Financial Officers that they fairly represent the financial condition of the Persons covered thereby as at the dates indicated in accordance with GAAP, subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes.
     (b) Annual Reports. As soon as practicable, and in any event within ninety (90) days after the end of each Fiscal Year on a consolidated basis for the Consolidated Group, annual financial statements consisting of a balance sheet, income statement and cash flow statement, setting forth in comparative form in each case the consolidated figures for the previous Fiscal Year all in reasonable detail, and accompanied by an opinion (unqualified as to scope or going concern and which is not adverse) thereon of Ernst & Young LLP or other firm of independent certified public accountants of recognized national standing regularly retained by Anixter and acceptable to the Administrative Agent, which report shall state that such financial statements present fairly the financial position of the Persons covered thereby as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (or, in the event of a change in accounting principles, such accountants’ concurrence with such change) and that such firm’s audit has been conducted in accordance with generally accepted auditing standards.
     (c) Budget and Business Plan. As soon as practicable, but in any event not later than seventy-five (75) days after the end of each Fiscal Year, on a consolidated basis for the Consolidated Group, a copy of the operating budget by Anixter of the income statement, balance sheet and cash flow of the Consolidated Group, taken as a whole, for the next succeeding Fiscal Year of Anixter, all in form customarily prepared by Anixter’s management, such operating budget to be accompanied by a certificate of one of Anixter’s Financial Officers to the effect that such operating budget has been prepared on the basis believed by Anixter to be reasonable.
     (d) Compliance Certificate; MD&A. Together with each delivery of the financial statements pursuant to subsections (a) and (b) above, (i) an Officers’ Certificate of Anixter stating that the signers have reviewed the terms of this Agreement and the Loan Documents, and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Anixter and its Subsidiaries, during the accounting period covered by such financial statements, and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence, as at the date of the Officers’ Certificate, of any condition or event which constitutes a Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Anixter has taken, is taking and proposes to take with respect thereto; (ii) a Compliance Certificate (A) demonstrating in reasonable detail compliance during and at the end of such accounting periods with the provisions set forth in Section 7.16 and Section 7.17 and (B) reporting the Debt Ratings; and (iii) a written discussion and analysis by the management of Anixter of such financial statements.

     (e) Accountant’s Compliance Certificate. Simultaneously with the delivery of the financial statements referred to in subsection (b) above, a statement of the firm of independent certified public accountants which reported on such financial statements whether anything has come to their attention to cause them to believe that there existed on the date of such statements any Default.
     (f) Report of Material Events. Promptly upon Anixter obtaining knowledge (i) of any condition or event which constitutes a Default, or (ii) of any condition or event which has or could reasonably be expected to have a Material Adverse Effect, an Officers’ Certificate specifying the nature and period of existence of any such condition or event and what action Anixter has taken, is taking and proposes to take with respect thereto.
     (g) Notice of Claims and Proceedings. (i) Promptly after learning thereof, notice of the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting Anixter or any Subsidiary of Anixter involving claims in excess of US$25,000,000 except where the same is fully covered (other than any applicable co-insurance or deductible) by insurance (other than insurance in the nature of retro-premium insurance or other self insurance programs); and (ii) promptly upon learning thereof, notice of any investigation or proceeding before or by any Governmental Authority, the effect of which might limit, prohibit or restrict materially the manner in which Anixter or any Subsidiary of Anixter currently conducts its business or to declare any substance contained in the products manufactured or distributed by it to be dangerous, if such investigation or proceeding has or could reasonably be expected to have a Material Adverse Effect.
     (h) ERISA Matters. Prompt written notice of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect, such written notice to describe such ERISA Event or Events and the action, if any, which Anixter or such ERISA Affiliate has taken, is taking and proposes to take with respect thereto.
     (i) Publicly Distributed Information. On a timely basis, copies of all financial statements, reports and notices, if any, sent or made available generally by AXE or Anixter to the holders of its publicly-held securities, if any, or filed with the Commission, concerning developments in the business of AXE, Anixter or any of Anixter’s Subsidiaries that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
     (j) Debt Ratings. Promptly after learning thereof, (i) notice of any change in any Debt Ratings for Anixter and (ii) a copy of each notice or other written communication received by Anixter from S&P, Moody’s or Fitch relating to any of the Debt Ratings.
     (k) 2015 Senior Notes Certificate. Commencing December 1, 2014 and every two weeks thereafter until the 2015 Senior Notes have been repaid, refinanced or defeased, an Officers’ Certificate of Anixter, setting forth in reasonable detail calculations demonstrating that (i) the Leverage Ratio (determined as of the Fiscal Quarter most recently ended for which financial statements have been provided) is less than or equal to 2.75 to 1.00 and (ii) the sum of unrestricted domestic cash plus the unused portion of the Aggregate Commitments plus the amount available to be drawn under the ARS Facility (provided that the ARS Facility does not mature prior to May 30, 2015) as of the date of such certificate is equal to or greater than US$175,000,000.
     (l) Other Information. Such other information respecting the financial condition of Anixter or any Subsidiary of Anixter, or their respective business, operations, assets, performance or prospects, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request, including, without limitation, financial projections, business plans and any information such Person’s accountants may have prepared with respect to such Person’s financial condition, its business, operations, assets, performance and prospects. The Administrative Agent and the Lenders shall treat any non-public information so obtained as confidential in accordance with Section 10.07 hereof.
     Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak Online or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean the word “PUBLIC” shall appear prominently on the first page thereof; provided that any Borrower Materials not conspicuously marked as “PUBLIC” shall be assumed by all parties to be private and confidential and shall be made available only to those Lenders that are not Public Lenders until further written notice from the Borrowers; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in the Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
     6.02 Environmental Notices. Anixter shall notify the Administrative Agent and each Lender in writing, promptly upon Anixter’s learning thereof, of any of the following which, in each case or together, could reasonably be expected to result in a Material Adverse Effect:
     (a) notice that any Property of Anixter or any Subsidiary of Anixter is subject to an Environmental Lien; or
     (b) notice to Anixter or any Subsidiary of Anixter or awareness by Anixter or any Subsidiary of Anixter of a condition which could reasonably be expected to result in (i) a notice of violation of any environmental health or safety Requirement of Law or (ii) any Liabilities and Costs with respect to any Release or threatened Release of any Contaminant into the environment.
     6.03 Corporate Existence, Etc. Each Borrower shall, and Anixter shall cause each of its Subsidiaries to, at all times, maintain its corporate existence and preserve and keep in full force and effect its rights and franchises, except as otherwise expressly permitted in Section 7.08 and except with respect to any Subsidiary which has no material assets or liabilities. Following the end of each Fiscal Quarter, Anixter shall promptly provide the Administrative Agent and each of the Lenders with a complete list of its Subsidiaries, including any changes in the list set forth on Schedule 5.03 hereto with respect to Subsidiaries having assets in excess of US$1,000,000 individually or US$5,000,000 in the aggregate.
     6.04 Corporate Powers, Etc. Each Borrower shall, and Anixter shall cause each of its Subsidiaries to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified, except in those jurisdictions where the failure to so qualify does not have or could not reasonably be expected to have a Material Adverse Effect.

     6.05 Compliance with Laws. Each Borrower shall, and Anixter shall cause each of its Subsidiaries to, comply with all Requirements of Law, and all material Contractual Obligations affecting it or its business, properties, assets or operations, except where the failure so to comply does not have or could not reasonably be expected to have a Material Adverse Effect.
     6.06 Payment of Taxes and Claims. Each Borrower shall, and Anixter shall cause each of its Subsidiaries to, pay (a) all material taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and (b) all material claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Customary Permitted Lien) upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such taxes, assessments and governmental charges referred to in clause (a) above or claims referred to in clause (b) above need to be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.
     6.07 Maintenance of Properties; Insurance. Each Borrower shall, and Anixter shall cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, excepting ordinary wear and tear and damage, due to casualty or condemnation, all Property material to its operations and will make or cause to be made all appropriate repairs, renewals and replacements thereof. Each Borrower shall, and Anixter shall cause each of its Subsidiaries to, maintain with financially sound insurance companies, the insurance policies and programs, including, self-insurance retention levels, listed on Schedule 6.07 hereto (or substantially similar programs or policies and amounts or other programs, policies and amounts acceptable to the Required Lenders) insuring all Property and other assets material to the operations of Anixter and its Subsidiaries against loss or damage by fire, theft, burglary, pilferage and loss in transit and business interruption, together with such other hazards as are reasonably consistent with prudent industry practice, and maintain product and other liability insurance consistent with prudent industry practice with financially sound insurance companies licensed to do business in the states where such Property is located. Not later than sixty (60) days after the renewal, replacement or material modification of any policy or program, Anixter shall deliver or cause to be delivered to the Administrative Agent (in sufficient quantity for each of the Lenders, which the Administrative Agent shall promptly distribute to each Lender) a detailed schedule setting forth for each such policy or program: (a) the amount of such policy, (b) the risks insured against by such policy, (c) the name of the insurer, and (d) the policy number of such policy.
     6.08 Inspection of Property; Books and Records; Discussions. Each Borrower shall permit, and Anixter shall cause each of its Subsidiaries to permit, any authorized representative(s) designated by any Lender, the Administrative Agent to visit and inspect any of its properties, including financial and accounting records, and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with its officers or independent certified public accountants, all upon reasonable notice and at such reasonable time and as often as may be reasonably requested. Each such visitation and inspection made by or on behalf of the Administrative Agent shall be at the Borrowers’ expense. Any visitation and inspection made by or on behalf any Lender shall be at such Lender’s expense.
     6.09 Maintenance of Permits. Each Borrower shall obtain and maintain, and Anixter shall cause each of its Subsidiaries to obtain and maintain, in full force and effect all licenses, franchises, Permits or other rights necessary for the operation of its business, except where the failure to obtain or maintain such licenses, franchises, Permits or rights does not have and could not reasonably be expected to have a Material Adverse Effect.

     6.10 Employee Benefit Matters. Each Borrower shall establish, maintain and operate, and Anixter shall cause each of its Subsidiaries to establish, maintain and operate, all Plans in all material respects in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws, and the regulations and interpretations thereunder, and the respective requirements of the governing documents for such Plans. Each Borrower shall, and Anixter shall cause each of its Subsidiaries and other ERISA Affiliates to, establish, maintain and operate all Foreign Employee Benefit Plans to comply in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Foreign Employee Benefit Plans.
     6.11 Additional Guarantors. Upon the request of the Administrative Agent and/or the Required Lenders, Anixter will promptly cause each material Subsidiary that shall not then be a Guarantor under the Guaranty (other than (a) any Foreign Subsidiary (except as provided below), (b) any Receivables Securitization SPV or (c) any Subsidiary with no significant assets or operations) to execute and deliver to the Administrative Agent: an instrument satisfactory in form and substance to the Administrative Agent under which it shall undertake the obligations of a Guarantor, together with such evidence as the Administrative Agent may reasonably request as to the corporate power and authority of such Subsidiary to execute the foregoing instrument and perform its obligations thereunder. Notwithstanding the foregoing, if at any time the Administrative Agent, in its reasonable judgment, determines that the assets or operations of Anixter Puerto Rico, Inc., Anixter Philippines Inc., Anixter Thailand Inc. or Anixter Venezuela Inc. have become material, such Subsidiary shall execute and deliver the aforementioned documents to the Administrative Agent.
     6.12 Use of Proceeds. The proceeds of the Credit Extensions may be used to (a) repay, refinance or defease, as applicable, certain Indebtedness of the Borrowers (including, without limitation, Indebtedness under the Existing Credit Agreement) in accordance with the terms hereof and pay any fees, commissions and expenses incurred in connection with any of the foregoing, (b) make certain payments to AXE in accordance with Section 7.05 and (c) provide ongoing working capital, capital expenditures, acquisitions and for other general corporate purposes of the Borrowers and their respective Subsidiaries.
     6.13 2015 Senior Notes. (a) Commencing December 1, 2014 and at all times thereafter until the date on which Anixter refinances, repays or defeases in full the 2015 Senior Notes (the “Repayment Date”), the Borrowers shall maintain (i) a Leverage Ratio of less than or equal to 2.75 to 1.00 (determined as of the Fiscal Quarter most recently ended for which financial statements have been provided) and (ii) unrestricted domestic cash plus the unused portion of the Aggregate Commitments plus the amount available to be drawn under the ARS Facility (provided that the ARS Facility does not mature prior to May 30, 2015) in an amount equal to or greater than US$175,000,000; and (b) at least five Business Days (or such shorter period agreed to by the Administrative Agent) prior to the Repayment Date, Anixter shall deliver an Officer’s Certificate, in form and substance reasonably acceptable to the Administrative Agent, demonstrating compliance with clauses (a)(i) and (a)(ii) above, in each case calculated on a pro forma basis as of such Repayment Date and giving effect to such repayment, refinancing or defeasance.
ARTICLE VII
NEGATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation shall remain unpaid or unsatisfied:
     7.01 Indebtedness. No Borrower shall, and Anixter shall not permit any member of the Consolidated Group to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

     (a) the Obligations;
     (b) the Existing Indebtedness;
     (c) Indebtedness in respect of Accommodation Obligations permitted by
     Section 7.04;
     (d) Indebtedness of any Subsidiary to Anixter or any other Subsidiary;
     (e) Indebtedness of Anixter to any Subsidiary;
     (f) other unsecured Indebtedness of Anixter pari passu or subordinated in right of payment with the Obligations;
     (g) other unsecured Indebtedness of Anixter’s Subsidiaries that are Guarantors pari passu or subordinated in right of payment with the Obligations;
     (h) unsecured Indebtedness of Anixter’s Subsidiaries that are not Guarantors, the principal amount of which does not exceed in the aggregate US$200,000,000 at any one time outstanding;
     (i) Indebtedness arising under Receivables Securitization Transactions in an aggregate principal amount at any time outstanding not to exceed US$400,000,000; and
     (j) Indebtedness under Hedging Contracts permitted under Section 7.14;
provided that the aggregate principal amount of Indebtedness of all Subsidiaries that are not Guarantors owing to Persons other than to Anixter or another Subsidiary at any time (other than Indebtedness (A) in respect of the Obligations or (B) arising under Receivables Securitization Transactions) shall not exceed US$200,000,000.
     7.02 Sales of Assets; Liens.
     (a) Limitation on Sales. No Borrower shall, and Anixter shall not permit any Subsidiary of Anixter to, directly or indirectly sell, assign, transfer, lease, convey or otherwise Dispose of any properties or assets, including, without limitation, any capital stock of any Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, except for:
     (i) sales of inventory in the ordinary course of business;
     (ii) the Disposition of obsolete equipment in the ordinary course of business;
     (iii) sales by Anixter of stock of a Subsidiary held by it, in any transaction or series of related transactions not constituting a Material Transaction, individually or taken together;
     (iv) sales, assignments, transfers, leases, conveyances or other dispositions of other assets, other than the stock of any Subsidiary, for cash consideration and for not less than fair market value which do not constitute a Material Transaction individually or in the aggregate (together with all sales of stock of any Subsidiary under clause (iii) above);
     (v) sales, assignments, transfers, leases, conveyances or other Dispositions of assets to Anixter or a Subsidiary;

     (vi) transfers of assets to any Affiliate for less than fair market value to the extent such transfer constitutes a permitted Investment pursuant to Section 7.03; and
     (vii) Receivables Securitization Transactions as to which the outstanding aggregate investments and principal amount of claims held at any time by all purchasers, assignees and other transferees of (or of interests in) receivables and other rights to payment in all Receivables Securitization Transactions shall not at any time exceed in the aggregate US$400,000,000.
     (b) Liens. No Borrower shall, and Anixter shall not permit any Subsidiary of Anixter to, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of its Property (including all capital stock of any Subsidiary of Anixter) except:
     (i) Customary Permitted Liens;
     (ii) Permitted Existing Liens;
     (iii) Liens on assets of any joint venture described in Section 7.03(f);
     (iv) (A) Liens on Property existing at the time of acquisition thereof by Anixter or any of its Subsidiaries and not created in contemplation of such acquisition; and (B) Liens securing purchase money Indebtedness for Property to the extent the aggregate outstanding principal amount of such Indebtedness does not exceed US$50,000,000, is permitted under Section 7.01 and the value of the Property securing such Indebtedness approximates the amount of such Indebtedness;
     (v) Liens with respect to judgments or attachments which do not result in an Event of Default or Default hereunder;
     (vi) Liens on the assets of Foreign Subsidiaries which are not Borrowers; provided the aggregate amount of Indebtedness secured by such Liens shall not exceed the Dollar Equivalent of US$50,000,000;
     (vii) Liens arising in connection with Receivables Securitization Transactions; provided that the outstanding aggregate investment or principal amount of claims held at any time by all purchasers, assignees or other transferees of (or of interests in) receivables and other rights to payment in all Receivables Securitization Transactions shall not at any time exceed in the aggregate US$400,000,000; and
     (viii) Liens not otherwise permitted hereunder in an aggregate principal amount not to exceed $5,000,000 at any time outstanding.
     7.03 Investments. No Borrower shall, and Anixter shall not permit any of its Subsidiaries to, directly or indirectly make or commit to make any advance, loan, extension of credit or capital contribution, or purchase of any stock, bonds, notes, debentures or other securities or evidences of indebtedness of, or make any other investment in, any Person, including, without limitation, any Affiliate of Anixter (all such transactions being referred to as “Investments”) except:
     (a) Investments by Anixter or any of its Subsidiaries in Cash Equivalents;
     (b) Investments made prior to the date hereof and set forth on Schedule 7.03;

     (c) Investments arising from sales in the ordinary course of business on customary trade terms;
     (d) Investments constituting loans by Anixter or any Subsidiary of Anixter to its employees not in excess of an aggregate amount of US$10,000,000 outstanding at any one time;
     (e) Investments in connection with the acquisition by Anixter or any Subsidiary of substantially all of the assets or all of the capital stock of any Person so long as no Default exists or would result therefrom;
     (f) Investments in any joint ventures and Investments in connection with the purchase of any other Person’s interest in any such joint ventures, which do not exceed US$50,000,000 in the aggregate outstanding at any one time;
     (g) Investments (other than those set forth on Schedule 7.03) in notes receivable received in connection with transactions permitted pursuant to Section 7.02(a)(vii); provided, the aggregate amount of such Investments at any one time outstanding shall not exceed US$300,000,000;
     (h) Investments by Anixter in any Subsidiary of Anixter;
     (i) Investments by any Subsidiary of Anixter in Anixter or in any other Subsidiary of Anixter;
     (j) Investments constituting loans permitted by Section 7.01(d) or Accommodation Obligations permitted under Section 7.04; and
     (k) other Investments not to exceed US$50,000,000 in the aggregate outstanding at any time.
     7.04 Accommodation Obligations. No Borrower shall, and Anixter shall not permit any Subsidiary of Anixter to, directly or indirectly, create or become or be liable with respect to any Accommodation Obligation involving Indebtedness of AXE or any Affiliate of AXE which is not a Subsidiary of Anixter. In addition, no Borrower shall, and Anixter shall not permit any Subsidiary to, directly or indirectly, create or become or be liable with respect to any Accommodation Obligation except:
     (a) guaranties resulting from endorsement of negotiable instruments for collection in the ordinary course of business;
     (b) Accommodation Obligations arising in connection with the Transaction Documents;
     (c) Accommodation Obligations by Anixter with respect to lessees’ obligations to third-party lessors under leases of Property purchased from Anixter and its Subsidiaries, in an aggregate amount not to exceed US$5,000,000;
     (d) Accommodation Obligations of Anixter and its Subsidiaries arising in connection with Hedging Contracts entered into with any of the Lenders; and

     (e) other Accommodation Obligations by Anixter and its Subsidiaries in an aggregate amount outstanding at any time not to exceed US$175,000,000; provided, however, that no such Accommodation Obligations shall be entered into or incurred after the occurrence and during the continuance of an Event of Default or Default.
     7.05 Payments to AXE. No Borrower shall, and Anixter shall not permit any Subsidiary of Anixter to, directly or indirectly declare or make any payment, distribution or contribution to or investment in AXE (whether in cash or otherwise), provided that:
     (a) so long as no Event of Default or Default exists or would result from such payment, Anixter may make cash payments to AXE if either (i) the proceeds of such payment are immediately used by AXE to pay dividends or repurchase shares of its stock (or warrants, options or other rights in respect of such shares) and the aggregate amount of all such payments made after the Closing Date does not exceed the sum of (A) US$175,000,000 and (B) 50% of cumulative Consolidated Net Income for all Fiscal Quarters ending after the Closing Date; or (ii) the proceeds of such payment are immediately used by AXE to prepay, purchase or redeem outstanding Indebtedness of AXE so long as (A) the Leverage Ratio shall be less than or equal to 2.75 to 1.00 (calculated on a pro forma basis as of such prepayment date and after giving effect to such prepayment, purchase or redemption) and (B) the unrestricted domestic cash of the Borrowers plus the unused portion of the Aggregate Commitments plus the amount available to be drawn under the ARS Facility (provided that such ARS Facility does not mature prior to the date that is 90 days after the maturity of the 1% senior convertible notes due February 15, 2013, issued by AXE pursuant to that certain Indenture dated as of February 16, 2007 between AXE and The Bank of New York Trust Company, N.A., as trustee) shall be equal to or greater than US$175,000,000 (calculated on a pro forma basis as of such prepayment date and after giving effect to such prepayment, purchase or redemption);
     (b) Anixter and its Subsidiaries may make declare and make payments to AXE so that AXE may pay any directors’ fees and reasonable allocated expenses in an aggregate amount not to exceed US$5,000,000 during any Fiscal Year; and
     (c) Anixter and its Subsidiaries may make payments to AXE (i) that are applied by AXE to pay its actual income tax liabilities in respect of income earned by Anixter and its Subsidiaries, (ii) that are in repayment of intercompany loans made by AXE to Anixter or such Subsidiary or (iii) that are applied by AXE to make any cash settlements to management or employees under equity awards consistent with its past practice not in excess of US$5,000,000 in the aggregate during any calendar year.
     7.06 Conduct of Business. No Borrower shall, and Anixter shall not permit any of its Subsidiaries to, directly or indirectly engage in any business other than the business engaged in by Anixter and all of its Subsidiaries on the date hereof and any business activities substantially similar or related thereto.
     7.07 Transactions with Affiliates. No Borrower shall, and Anixter shall not permit any other Subsidiary to, directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any of its Affiliates that are not Subsidiaries of Anixter on terms that are less favorable to it than those fair and reasonable terms that might be obtained in a comparable arms-length transaction at the time (other than payments to AXE permitted pursuant to Section 7.05).

     7.08 Restriction on Fundamental Changes.
     (a) No Borrower shall, and Anixter shall not permit any of its Subsidiaries to, directly or indirectly enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise Dispose of, in one transaction or series of transactions, all or any substantial part of its business or Property, whether now or hereafter acquired, except:
     (i) as otherwise permitted under Section 7.02(a);
     (ii) any Subsidiary may merge into or convey, sell, lease or transfer all or substantially all of its assets to Anixter or any other Subsidiary of Anixter; and
     (iii) Anixter may reorganize as an Illinois corporation; provided that (A) the Administrative Agent has received written notice of such reorganization not less than fifteen days (or such shorter period as agreed to by the Administrative Agent) prior thereto and (B) concurrently with the completion of such reorganization, the Administrative Agent shall have received such documentation as reasonably requested by the Administrative Agent, including, without limitation, an assumption agreement, certified organizational documents, resolutions and legal opinions, in each case in form and substance reasonably satisfactory to the Administrative Agent.
     (b) No Borrower shall, and Anixter shall not permit its Subsidiaries to, acquire by purchase or otherwise any property or assets of, or stock or other evidence of beneficial ownership of, any Person, except in the ordinary course of its business or to the extent permitted pursuant to Section 7.03.
     7.09 Employee Benefit Matters. No Borrower shall, and Anixter shall not permit any of its ERISA Affiliates to do any of the following which, individually, or in the aggregate, could reasonably be expected to result in a Material Adverse Effect:
     (a) Engage in any prohibited transaction described in Section 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the United States Department of Labor;
     (b) permit any failure to make “minimum required contributions” (as defined in Sections 302 of ERISA and 412 of the Code), whether or not waived;
     (c) fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;
     (d) terminate any Benefit Plan in a distress termination under Section 4041(c) of ERISA which would result in any liability to Anixter or any ERISA Affiliate;
     (e) fail to make any contribution or payment to any Multiemployer Plan which Anixter or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;
     (f) fail to pay any required installment or any other payment required under Section 412 or 430 of the Code on or before the due date for such installment or other payment;

     (g) amend a Plan resulting in an increase in the “adjusted funding target attainment percentage” (as defined in Section 436 of the Code) for the plan year such that Anixter or any ERISA Affiliate is required to provide security to such Plan under Section 436 of the Code;
     (h) permit any unfunded liabilities with respect to any Foreign Pension Plan to exist; or
     (i) fail to pay any required contribution or payment to a Foreign Pension Plan on or before the date for such required installment or payment.
     7.10 Environmental Liabilities. No Borrower shall, and Anixter shall not permit any of its Subsidiaries to, become subject to any Liabilities and Costs which could reasonably be expected to have a Material Adverse Effect and which arise out of or are related to (a) the Release or threatened Release at any location of any Contaminant into the environment, or any Remedial Action in response thereto or (b) any violation of any environmental, health and safety Requirements of Law.
     7.11 Margin Regulations; Breach of Financial Assistance. No portion of the proceeds of any credit extended under this Agreement shall be used (a) in any manner which might cause the extension of credit or the application of such proceeds to violate Regulation T, Regulation U or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System of the United States or to violate the Securities Exchange Act or the Securities Act, in each case as in effect on the date or dates of such Borrowing and the use of such proceeds or (b) in breach of any financial assistance prohibition under any applicable Law.
     7.12 Change of Fiscal Year. No member of the Consolidated Group shall change its fiscal year, except that any Subsidiary of Anixter may conform its fiscal year to Anixter’s Fiscal Year.
     7.13 Modification of the Revolving Subordinated Note. Anixter shall not amend, modify or supplement the Revolving Subordinated Note without five Business Days’ prior written notice to the Administrative Agent or in any manner materially adverse to the Lenders.
     7.14 Hedging Contracts. No Borrower shall, and Anixter shall not permit any of its Subsidiaries to, enter into any interest rate, commodity, or foreign currency exchange, swap, collar, cap, option, forward, futures or similar agreements other than any Hedging Contract in the ordinary course of its business to hedge actual interest rate, foreign currency or commodity exposure.
     7.15 Receivables Securitization Transactions. No Borrower shall, and Anixter shall not permit any Subsidiary to, permit the outstanding aggregate investment or principal amount of claims held by purchasers, assignees or transferees of (or of interests in) receivables of Anixter and its Subsidiaries in connection with Receivables Securitization Transactions to exceed a Dollar Equivalent of US$400,000,000.
     7.16 Maximum Leverage Ratio. No Borrower shall permit the Leverage Ratio as of the last day of any Fiscal Quarter to be greater than 3.25 to 1.00.
     7.17 Minimum Consolidated Fixed Charge Coverage Ratio. No Borrower shall permit the Consolidated Fixed Charge Coverage Ratio calculated at the end of each Fiscal Quarter for the period of the immediately preceding four Fiscal Quarters to be less than (a) 2.50 to 1.00 for any period ending after the Closing Date but on or prior to the last day of the fourth Fiscal Quarter of 2011 and (b) 3.00 to 1.00 for any period ending after the last day of the fourth Fiscal Quarter of 2011.

     7.18 Calculation of Financial Covenants. All financial covenants in this Article VII shall be calculated after the elimination of the minority interest in any Subsidiaries which are not wholly-owned Subsidiaries.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
     8.01 Events of Default. Any of the following shall constitute an Event of Default:
     (a) Failure to Make Payments When Due. Any Borrower shall fail (i) to pay when due any principal of any Obligation, or (ii) to pay when due any interest on any Obligation, or any fee or other amount payable under this Agreement or any of the other Loan Documents and such failure under this clause (ii) shall continue for three (3) Business Days.
     (b) Breach of Certain Covenants. Any Borrower or any Subsidiary of any Borrower shall fail duly and punctually to perform or observe any agreement, covenant or obligation under Sections 6.01 (other than clauses (c), (e), (h), and (i) thereof), 6.03, 6.07, 6.12 or under Article VII (other than Section 7.09 thereof).
     (c) Breach of Representation or Warranty. Any representation or warranty made or deemed made by any Borrower or any Guarantor to the Administrative Agent or any Lender herein or by Anixter or any Subsidiary of Anixter in any of the other Loan Documents or in any written statement or certificate at any time given by Anixter or any Subsidiary of Anixter pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made or deemed made.
     (d) Other Defaults. Anixter or any Subsidiary of Anixter shall fail duly and punctually to perform or observe any agreement, covenant or obligation arising under this Agreement (except those described in Sections 8.01(a), (b) and (c)) or under any of the other Loan Documents, and such failure shall continue for fifteen (15) days (or, in the case of Loan Documents other than this Agreement, any longer period of grace expressly set forth therein).
     (e) Default as to Other Indebtedness. AXE, Anixter or any Subsidiary of Anixter shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) on any Indebtedness of such Person, other than any of the Obligations, if the aggregate outstanding amount of all such Indebtedness owed by all such parties (without duplication) is US$50,000,000 or more, or any breach, default or event of default shall occur, or any other event shall occur or condition shall exist, under any instrument, agreement or indenture pertaining thereto, if the effect thereof is to accelerate, or permit the holder(s) of such Indebtedness to accelerate, the maturity of any such Indebtedness, or any such Indebtedness shall be declared to be due and payable or required to be prepaid or mandatorily redeemed (other than by a regularly scheduled required prepayment prior to the stated maturity thereof); or the holder of any Lien, in any amount, shall commence foreclosure of such Lien upon property of AXE, Anixter or any Subsidiary of Anixter having a book or fair market value in excess of US$50,000,000 in the aggregate.
     (f) Involuntary Bankruptcy; Appointment of Receiver, Etc.
     (i) An involuntary case shall be commenced against AXE, Anixter or any Borrowing Subsidiary, or against any Subsidiary of Anixter with assets in excess of US$25,000,000, and the petition shall not be dismissed within sixty (60) days after commencement of the case, or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of AXE, Anixter, any Borrowing Subsidiary or any Subsidiary of

Anixter with assets in excess of US$25,000,000 in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect, or any other similar relief shall be granted under any applicable federal, state or foreign law.
     (ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any of AXE, Anixter, any Borrowing Subsidiary or any Subsidiary of Anixter with assets in excess of US$25,000,000, or over all or a substantial part of the property of any such Person, shall be entered, or an interim receiver, trustee or other custodian of AXE, Anixter, any Borrowing Subsidiary or any Subsidiary of Anixter with assets in excess of US$25,000,000, or of all or a substantial part of any such Person’s Property, shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the Property of AXE, Anixter, any Borrowing Subsidiary or any Subsidiary of Anixter with assets in excess of US$25,000,000, shall be issued and any such event shall not be stayed, vacated, dismissed, bonded or discharged within sixty (60) days of entry, appointment or issuance.
     (g) Voluntary Bankruptcy; Appointment of Receiver, Etc. AXE, Anixter, any Borrowing Subsidiary or any Subsidiary of Anixter with assets in excess of US$25,000,000 shall have an order for relief entered with respect to it or commence a voluntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking of possession by a receiver, trustee or other custodian for all or a substantial part of its property. AXE, Anixter, any Borrowing Subsidiary or any Subsidiary of Anixter with assets in excess of US$25,000,000 shall make any assignment for the benefit of creditors or shall be unable or generally fail, or admit in writing its inability, to pay its debts as such debts become due, or the board of directors (or any committee thereof) of AXE, Anixter, any Borrowing Subsidiary or any Subsidiary of Anixter with assets in excess of US$25,000,000 shall adopt any resolution to authorize or approve any of the foregoing.
     (h) Judgments. (i) An Enforceable Judgment (other than an Enforceable Judgment described in the proviso contained in the definition of Enforceable Judgment) for the payment of money in excess of US$25,000,000 shall be rendered against Anixter or any Subsidiary of Anixter and such Enforceable Judgment shall continue unsatisfied or unstayed for a period of thirty (30) days or action shall have been commenced to foreclose on such Enforceable Judgment, or (ii) an Enforceable Judgment described in the proviso contained in the definition of Enforceable Judgment shall be rendered against any Borrower.
     (i) Dissolution. Any order, judgment or decree shall be entered against AXE, Anixter or any Subsidiary of Anixter with assets in excess of US$25,000,000 decreeing its involuntary dissolution or split-up and such order shall remain undischarged and unstayed for a period in excess of thirty (30) days, or AXE, Anixter or any Subsidiary of Anixter with assets in excess of US$25,000,000 shall otherwise dissolve or cease to exist, in each case except as expressly permitted pursuant to Section 7.08.
     (j) Change of Control. (i) Any Change of Control occurs; (ii) Anixter shall cease to own directly or indirectly all of the capital stock of the Borrowing Subsidiaries, (other than director’s qualifying shares); (iii) except as permitted in Section 7.02(a), Anixter shall cease to own at least 51% of each class of the capital stock of each Subsidiary of Anixter; or (iv) AXE shall cease to own at least 51% of each class of the capital stock of Anixter.
     (k) Employee Benefit Related Liabilities. (i) Any one or more Termination Events occur which could reasonably be expected to subject Anixter or an ERISA Affiliate to a liability to pay more than US$75,000,000 in the aggregate, or (ii) the plan administrator of any Plan applies under Section

412(c) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Code and the substantial business hardship upon which the application for the waiver is based could reasonably be expected to subject either Anixter or any ERISA Affiliate to a liability of more than US$75,000,000 in the aggregate.
     (l) Subordination Default. Any breach or other violation by any holder of the Revolving Subordinated Note of the subordination or enforcement restrictions shall occur.
     (m) Guaranty Default. Any party to the Guaranty, or any Person on behalf of such party, shall terminate or revoke any of its obligations thereunder or breach any of the terms thereof, or the Guaranty shall otherwise become unenforceable for any reason.
     (n) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceabilty of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document.
     For purposes of this Agreement and each of the other Loan Documents, an Event of Default shall be deemed “continuing” until cured or waived in writing in accordance with Section 10.01.
     8.02 Remedies Upon Event of Default. If any Event of Default occurs, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders,
     (a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower;
     (c) require that Anixter Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and
     (d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;
provided, however, that upon the occurrence of any event specified in subsection (f) or (g) of Section 8.01, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of Anixter to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender or notice of any kind, all of which are hereby expressly waived.
     8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the L/C Issuer (including reasonable fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;
     Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Anixter or as otherwise required by Law.
Subject to Section 2.06(g), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE IX
THE ADMINISTRATIVE AGENT
     9.01 Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Wells Fargo Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Borrower shall have any rights as a third party beneficiary of any of such provisions.
     9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have any knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by Anixter, a Lender or the L/C Issuer.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     9.04 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for Anixter), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.
     9.06 Resignation of the Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and Anixter. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by Anixter at all times other than during the existence of an Event of Default (which consent of Anixter shall not be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify Anixter and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any cash collateral held by the retiring Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such cash collateral until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Anixter to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Anixter and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of the retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     Any resignation by Wells Fargo Bank as Administrative Agent pursuant to this Section may also, at Wells Fargo Bank’s option, constitute its resignation as L/C Issuer and Swing Line Lender. In that case, upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and such duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan

Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
     9.07 Non-Reliance on the Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, the co-syndication agents or the co-documentation agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or L/C Issuer hereunder.
     9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.06(i) and (j), 2.11 and 10.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.11 and 10.04.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C

Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.
     9.10 Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Subsidiary that is a Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.
ARTICLE X
MISCELLANEOUS
     10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the applicable Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (i) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
     (ii) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
     (iii) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (ii) of the second proviso below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of a Borrower to pay interest or Letter of Credit Fees at the Default Rate;
     (iv) change Section 2.15 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
     (v) amend the definition of “Available Currency” or “Foreign Currency” without the written consent of each Lender and the L/C Issuer;
     (vi) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or
     (vii) release any material Guarantor from the Guaranty without the consent of each Lender;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) neither the Agent Fee Letter nor the Joint Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (w) the Commitment of such Lender may not be increased or extended, (x) the principal of any Loan made by such Lender may not be reduced, (y) any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to such Lender hereunder or under any other Loan Document may not be postponed and (z) this Section 10.01 may not be changed in a manner directly adverse to such Lender, in each case without the consent of such Lender.
Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section 10.01) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 2.17 (including, without limitation, as applicable, (1) to permit the Incremental Term Loan Commitments and the Revolving Commitment Increases to share ratably in the benefits of this Agreement and the other Loan Documents and (2) to include the Incremental Term Loan Commitments and the Revolving Commitment Increases, as applicable, or outstanding Incremental Term Loans and outstanding Revolving Commitment Increases, as applicable, in any determination of (i) Required Lenders or (ii) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment or any increase in any Lender’s Pro Rata Share, in each case, without the written consent of such affected Lender.
     10.02 Notices and Other Communications; Facsimile Copies.
     (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed by certified or registered mail, faxed or delivered by hand or overnight courier service, to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices on Schedule 10.02 or, in the case of a Lender, its Administrative Questionnaire; or, in the case of the Borrowers or the Administrative Agent, to such other address as shall be designated by such party in a notice to the other parties, and in the case of any other party, to such other address as shall be designated by such party in a notice to Anixter and the Administrative Agent. All such notices and other communications shall be deemed to be given upon (i) if sent by hand or by courier or mailed by certified or registered mail, when received; (ii) if sent by facsimile, when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and (iii) if sent through electronic communications (which form of delivery is subject to the provisions of subsection (c) below), as provided in subsection (c) below. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified on Schedule 10.02.

     (b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
     (c) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or Anixter may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
     (d) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (e) Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
     (f) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in such capacity, as the case may be) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in such capacity, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.15), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.15, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
     10.04 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. Anixter shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this

Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable fees, charges and disbursements of any outside counsel for the Administrative Agent, any Lender or the L/C Issuer (which shall be limited to a single outside counsel and any necessary local counsel in each appropriate jurisdiction; provided that in the case of an actual or perceived conflict of interest as reasonably determined by the Person affected by such conflict where such Person informs Anixter of such conflict, separate counsel for such Person shall be included)), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. The Administrative Agent, any Lender or the L/C Issuer shall promptly notify Anixter when it intends to incur fees and time charges for attorneys who are employees of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, that Anixter will reimburse under this Agreement.
     (b) Indemnification by the Borrowers. The Borrowers jointly and severally shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any external counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available (x) to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee or (y) for any loss asserted against such Indemnitee by another Indemnitee (excluding (1) any claims against any Joint Lead Arranger in such capacity or in fulfilling its role as an arranger or any similar role under the Loan Documents and (2) any claims arising out of any act or omission on the part of Anixter or any of its Subsidiaries).
     (c) Reimbursement by Lenders. To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.14(e).
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Borrower shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
     (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
     (f) Taxes. The indemnity and reimbursement obligations of the Borrowers under this Section 10.04 to the Indemnitees, shall not include Taxes (other than Taxes resulting from payments made under this Section 10.04), in that the Borrowers are obligated to the Indemnitees in respect of Taxes under Article III to the extent provided therein.
     (g) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     10.05 Payments Set Aside. To the extent that a Borrower makes a payment to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the Applicable Currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     10.06 Successors and Assigns.

     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
     (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than US$5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, Anixter otherwise consents (each such consent not to be unreasonably withheld or delayed);
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
     (A) the consent of Anixter (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Anixter shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; and
     (B) the consent (such consent not to be unreasonably withheld or delayed) of the Administrative Agent, the L/C Issuer and the Swing Line Lender shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of US$3,500 for each assignment; provided that only one such fee will be payable in connection with simultaneous assignments to two or more Approved Funds by a Lender, and the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to Certain Persons. No such assignment shall be made to (A) any Borrower or any Affiliates or Subsidiaries of any Borrower, (B) to any Defaulting Lender or any of its Affiliates or Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) a natural Person.
     (vi) Currencies. No such assignment shall be made to any Person that, through its Lending Offices or its Applicable Designee, is not capable of lending the applicable Available Currencies to the relevant Borrowers.
     (vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Anixter and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01,

3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each Borrower shall execute and deliver a Note to the assignee Lender at such assignee Lender’s expense. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrowers, the L/C Issuer and any Lender (but only to the extent of entries in the Register that are applicable to such Lender) at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or Anixter or any of Anixter’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15 as though it were a Lender.
     Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f. 103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
     (e) Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless (i) the sale of the participation to such Participant is made with Anixter’s prior written consent or (ii) such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless Anixter is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.
     (h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and Anixter (an “SPC”) the option to provide all or any part of any Committed Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Committed Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Committed Loan, the Granting Lender shall be obligated to make such Committed Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.14(c)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Sections 3.01 and 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable (all such liabilities being the obligation of the Granting Lender), and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Committed Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Committed Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the

United States or any state thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of Anixter and the Administrative Agent and with the payment of a processing fee of US$3,500 assign all or any portion of its right to receive payment with respect to any Committed Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Committed Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.
     (i) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo Bank assigns all of its Commitment and Loans pursuant to subsection (b) above, Wells Fargo Bank may, (i) upon 30 days’ notice to Anixter and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to Anixter, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, Anixter shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by Anixter to appoint any such successor shall affect the resignation of Wells Fargo Bank as L/C Issuer or Swing Line Lender, as the case may be. If Wells Fargo Bank resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.06(c)) and Anixter shall provide cash collateral satisfactory to Wells Fargo Bank to secure its obligations with respect to such Letters of Credit and L/C Obligations. Upon the acceptance of a successor’s appointment as L/C Issuer hereunder, (x) such successor shall succeed to and become vested with all of the rights, powers, privileges and such duties of the retiring L/C Issuer, (y) Wells Fargo Bank shall be discharged from all of its duties and obligations as L/C Issuer hereunder or under the other Loan Documents, and (z) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession (in which case Wells Fargo Bank shall release any cash collateral provided by Anixter pursuant to the preceding sentence) or make other arrangement satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit. If Wells Fargo Bank resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.03(c).
     10.07 Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document, or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Borrower and its obligations, this Agreement or payments hereunder; (g) with the consent of any Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than any Borrower; or (i) on a confidential basis to the CUSIP

Service Bureau or any similar agency in connection with the issuance and monitoring of any CUSIP number. For purposes of this Section, “Information” means all information received from any Borrower or any of its respective Subsidiaries relating to any Borrower or any of its respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Borrower or any of its respective Subsidiaries; provided that, in the case of information received from any Borrower or any of their respective Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     10.08 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender, the L/C Issuer and each of their respective Affiliates is authorized at any time and from time to time to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held by, and other obligations (in whatever currency) at any time owing by, such Lender, the L/C Issuer or any such Affiliate, to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender, now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.08(a)(ii) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and L/C Issuer agrees promptly to notify Anixter and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.
     10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

     10.10 Counterparts. This Agreement may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which when taken together shall constitute a single contract.
     (a) Integration; Effectiveness. This Agreement, together with the other Loan Documents, constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by all of the parties hereto, including the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
     10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation shall remain unpaid or unsatisfied.
     10.12 Severability. Any provision of this Agreement and the other Loan Documents to which any Borrower is a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.
     10.13 Mitigation Obligations; Replacement of Lenders.
     (a) If any Lender requests compensation under Section 3.04, or requires Anixter to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall (at the request of Anixter) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.04 or Section 3.01, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

     (b) If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 10.14(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Anixter may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
     (i) Anixter shall have paid (or caused to be paid) to the Administrative Agent the assignment fee specified in Section 10.06(b);
     (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Anixter or applicable Borrowing Subsidiary (in the case of all other amounts);
     (iii) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
     (iv) such assignment does not conflict with applicable Laws; and
     (v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Anixter to require such assignment and delegation cease to apply.
     10.14 Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from a Borrower hereunder or any other Loan Document in the currency expressed to be payable herein or therein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s applicable office on the Business Day preceding that on which final judgment is given. The obligation of any Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder or under any other Loan Document shall, notwithstanding any judgment in a currency (the “judgment currency”) other than that in which such sum is denominated in accordance with the applicable provisions of the applicable Loan Document, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent, as the case may be, of any sum adjudged to be so due in the judgment currency, such Lender or the Administrative Agent, as the case may be, may in accordance with normal banking procedures purchase the specified currency with the judgment currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the applicable Borrower shall, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds the total of (a) the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amount shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.15, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the applicable Borrower.
     10.15 Borrowers’ Agent. Each Borrower hereby irrevocably appoints and authorizes Anixter to take such action and deliver and receive notices hereunder as agent on its behalf and to exercise such powers under this Agreement as delegated to it by the terms hereof, together with all such powers as are reasonably incidental thereto. In furtherance of and not in limitation of the foregoing, for administrative convenience of the parties hereto, the Administrative Agent and the Lenders shall send all notices and communications to be sent to any Borrower solely to Anixter and may rely solely upon Anixter to receive all such notices and other communications for and on behalf of each Borrower. Neither Anixter nor any of its respective directors, officers, agents or employees shall be liable to any other Borrower for any action taken or not taken by it in connection herewith (a) with the consent or at the request of such Borrower or (b) in the absence of its own gross negligence or willful misconduct. No Person other than Anixter (and its authorized officers and employees) may act as agent for the Borrowers hereunder without the written consent of the Administrative Agent.
     10.16 Credit Agreement. Anixter hereby designates this Agreement to AXE as a “Credit Agreement” as referred to in and for purposes of the Revolving Subordinated Note.
     10.17 Governing Law; Jurisdiction, Waiver of Venue; Service of Process.
     (a) Governing Law. This Agreement and the other Loan Documents and any claims, controversy or, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York (without regard to conflicts of law principals that would require the application of another State’s law).
     (b) Jurisdiction. Anixter and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the L/C Issuer or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or the L/C Issuer may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Anixter or any other Loan Party or its properties in the courts of any jurisdiction.

     (c) Waiver of Venue. Anixter and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.
     10.18 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     10.19 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers and the Guarantors, which information includes the name and address of each Borrower and each Guarantor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower or such Guarantor, as applicable, in accordance with the Act.
     10.20 Each Lender a PMP. Each Lender represents that it is a PMP and that it is aware that a Dutch Borrower may be in breach of Dutch law and regulations if such representation is untrue.
     10.21 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Joint Lead Arrangers, are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Joint Lead Arrangers, on the other hand, (ii) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) each of the Administrative Agent and the Joint Lead Arrangers is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person and (ii) none of the Administrative Agent or the Joint Lead Arrangers has any obligation to such Borrower or any of its

Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and none of the Administrative Agent or the Joint Lead Arrangers has any obligation to disclose any of such interests to any Borrower or its Affiliates. To the fullest extent permitted by law, each of the Borrowers hereby waives and releases any claims that it may have against the Administrative Agent or any Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
     10.22 Waiver of Notice of Termination and Prepayment. Each Lender party hereto that is also party to the Existing Credit Agreement hereby waives any prior notice requirement of the Borrowers under the Existing Credit Agreement with respect to the termination of the commitments and the making of any prepayment thereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:	ANIXTER INC.
	By:	/s/ Rod Shoemaker
		Name:	Rod Shoemaker
		Title:	V.P. - Treasurer

ANIXTER INTERNATIONAL LTD.
	By:	/s/ Rod Shoemaker
		Name:	Rod Shoemaker
		Title:	Attorney

ANIXTER CANADA INC.
	By:	/s/ Rod Shoemaker
		Name:	Rod Shoemaker
		Title:	V.P. - Treasurer

EURINVEST B.V.
	By:	/s/ Rod Shoemaker
		Name:	Rod Shoemaker
		Title:	Attorney

ANIXTER EUROTWO HOLDINGS B.V.
	By:	/s/ Rod Shoemaker
		Name:	Rod Shoemaker
		Title:	Attorney

ANIXTER BELGIUM B.V.B.A.
	By:	/s/ Rod Shoemaker
		Name:	Rod Shoemaker
		Title:	Attorney Executed outside of Belgium

Credit Agreement — Anixter Inc.

ADMINISTRATIVE AGENT AND LENDERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent, a Lender, the Swing Line Lender and the L/C Issuer
	By:	/s/ Charles W. Reed
		Name:	Charles W. Reed
		Title:	Managing Director

Credit Agreement — Anixter Inc.

BANK OF AMERICA, N.A., as a Lender
By:	/s/ Brian Lukehart
	Name:	Brian Lukehart
	Title:	Vice President

By:	/s/ Medina Sales de Andrade
	Name:	Medina Sales de Andrade
	Title:	Vice President

Credit Agreement — Anixter Inc.

JPMORGAN CHASE BANK, N.A., as a Lender
By:	/s/ Suzanne Ergastolo
	Name:	Suzanne Ergastolo
	Title:	Vice President

Credit Agreement — Anixter Inc.

THE ROYAL BANK OF SCOTLAND PLC, as a Lender
By:	/s/ Uche Osuji
	Name:	Uche Osuji
	Title:	Authorized Signatory

Credit Agreement — Anixter Inc.

SUNTRUST BANK, as a Lender
By:	/s/ Baerbel Freudenthaler
	Name:	Baerbel Freudenthaler
	Title:	Vice President

Credit Agreement — Anixter Inc.

PNC BANK, NATIONAL ASSOCIATION, as a Lender
By:	/s/ Jon R. Hinard
	Name:	Jon R. Hinard
	Title:	Senior Vice President

Credit Agreement — Anixter Inc.

FIFTH THIRD BANK, as a Lender
By:	/s/ Joseph A. Wemhoff
	Name:	Joseph A. Wemhoff
	Title:	Vice President

Credit Agreement — Anixter Inc.

THE NORTHERN TRUST COMPANY, as a Lender
By:	/s/ Patrick Cowan
	Name:	Patrick Cowan
	Title:	Vice President

Credit Agreement — Anixter Inc.

U.S. BANK NATIONAL ASSOCIATION, as a Lender
By:	/s/ Barry Litwin
	Name:	Barry Litwin
	Title:	Senior Vice President

Credit Agreement — Anixter Inc.

HSBC BANK USA, N.A., as a Lender
By:	/s/ John S. Sneed
	Name:	John S. Sneed
	Title:	Relationship Manager

Credit Agreement — Anixter Inc.

SCHEDULE 1.01(a)
APPLICABLE DESIGNEES
None
Schedule 1.01(a) — 1

SCHEDULE 1.01(b)
MANDATORY COST FORMULAE
ARTICLE XI The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:
11.01	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

11.02	the requirements of the European Central Bank.
ARTICLE XII On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of Anixter or any Lender, deliver to Anixter or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.
ARTICLE XIII The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.
ARTICLE XIV The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:
14.01	in relation to any Loan in British Pound Sterling:

AB+C(B-D)+E x 0.01	per cent per annum

100 - (A+C)
14.02	in relation to any Loan in any currency other than British Pound Sterling:

E x 0.01	per cent per annum

300
Where:
“A”	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”	is the percentage rate of interest (excluding the Applicable Margin, the Mandatory Cost and any interest charged on overdue amounts pursuant to the first sentence of Section

Schedule 1.01(b) - 1

2.10(b) and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.
“C”	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
ARTICLE XV For the purposes of this Schedule:
15.01	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

15.02	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

15.03	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits; and

15.04	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
ARTICLE XVI In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.
ARTICLE XVII If requested by the Administrative Agent or Anixter, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and Anixter, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.
ARTICLE XVIII Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

Schedule 1.01(b) - 2

18.01	the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

18.02	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.
ARTICLE XIX The percentages of each Lender for the purpose of A and C above and the rates of charge of each Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as its Lending Office.
ARTICLE XX The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.
ARTICLE XXI The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.
ARTICLE XXII Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.
ARTICLE XXIII The Administrative Agent may from time to time, after consultation with Anixter and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto

Schedule 1.01(b) - 3

SCHEDULE 2.01

COMMITMENTS AND PRO RATA SHARES

Lenders	Commitment	Pro Rata Share
Wells Fargo Bank, National Association	$62,000,000.00	15.500000000%
Bank of America, N.A.	$62,000,000.00	15.500000000%
JPMorgan Chase Bank, N.A.	$62,000,000.00	15.500000000%
The Royal Bank of Scotland PLC	$42,000,000.00	10.500000000%
SunTrust Bank	$42,000,000.00	10.500000000%
PNC Bank, National Association	$35,000,000.00	8.750000000%
Fifth Third Bank	$25,000,000.00	6.250000000%
The Northern Trust Company	$25,000,000.00	6.250000000%
U.S. Bank National Association	$25,000,000.00	6.250000000%
HSBC Bank USA, N.A.	$20,000,000.00	5.000000000%
Total:	$400,000,000.00	100.000000000%

Schedule 2.01 - 1

SCHEDULE 10.02
ADDRESSES FOR NOTICES
1. Addresses for the Borrowers and the Guarantors:
Anixter Inc.
2301 Patriot Blvd
Glenview, Illinois 60026
Attention: Rod Shoemaker
Telephone: (224) 521-8205
Facsimile: (224) 521-8990
E-mail: rod.shoemaker@anixter.com
With copies to:
Sean Maloney, Esq.
Schiff Hardin LLP
233 South Wacker Drive
Suite 6600
Chicago, IL 60606
Telephone: (312) 258-5505
Facsimile: (312) 258-5600
E-mail: SMaloney@schiffhardin.com
2. Addresses for the Administrative Agent:
Wells Fargo Bank, National Association
MAC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attention: Syndication Agency Services
Telephone: (704) 590-2703
Facsimile: (704) 590-3481
Wells Fargo NA, London Branch
One Plantation Place
30 Fenchurch Street
London EC3M 3BD
With copies to:
Wells Fargo Bank, National Association
230 West Monroe, Suite 2900
Chicago, IL 60606
Attention: Charles Reed
Telephone: (312) 845-4333
Facsimile: (312) 553-4783
E-mail: reedcw@wellsfargo.com
3. Addresses for any Lender:
To the address set forth on such Lender’s Administrative Questionnaire.

Schedule 10.02 - 1

EXHIBIT A
[FORM OF]
BORROWING NOTICE
Date: ___________, _____
To: Wells Fargo Bank, National Association, as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Five-Year Revolving Credit Agreement, dated as of April 8, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Anixter Inc., the Borrowing Subsidiaries, the Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent, L/C Issuer and Swing Line Lender.
     The undersigned hereby requests (select one):
☐ A Borrowing of [Committed Loans] [Swing Line Loans].

☐ A conversion or continuation of Committed Loans.
1.	On ________________________ (a Business Day).

2.	In the amount of [identify currency][1] ___________.

3.	Comprised of ___________. [Type of Loan requested]

4.	For Eurocurrency Rate Loans: with an Interest Period of _____ months.
          The Borrowing requested herein complies with the proviso to the first sentence of Section [2.01] [2.03(a)] of the Agreement.

[BORROWER][2]
By:
Name:
Title:

[1]	Such currency shall be either US Dollars or a Foreign Currency to the extent the Loans requested herein may be made in such currency in accordance with the Agreement.

[2]	Confirm applicable Borrower requesting Borrowing is permitted under the Agreement to borrow under such facility. As of the Closing Date, all Borrowers may borrow Committed Loans in US Dollars and Foreign Currencies (other than Canadian Dollars) and Swing Line Loans, and only the Canadian Borrower may borrow a Canadian Dollar Loan.

A-1

EXHIBIT B
[FORM OF]
NOTICE OF ACCOUNT DESIGNATION
____________, 20____
To: Wells Fargo Bank, National Association, as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Five-Year Revolving Credit Agreement, dated as of April 8, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Anixter Inc., certain Borrowing Subsidiaries, the Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent, Swing Line Lender and L/C Issuer. This Notice of Account Designation is delivered to you pursuant to Sections 2.02(b), 2.03(b) and 2.06(b)(ii) of the Agreement.
     1. Each of the Borrowers hereby authorizes the Administrative Agent to disburse all proceeds of Committed Borrowings and Swing Line Borrowings into the following account:3
Account Name:_______________
Bank Name:__________________
ABA Routing Number:_________
Swift Code:__________________
Account Number:_____________
Reference:___________________
     2. This authorization shall remain in effect until revoked or until a subsequent Notice of Account Designation is provided to the Administrative Agent.
[Signature Page Follows]

[3]	In the event proceeds to different Borrowers need to be sent to different accounts, please break out accordingly as to each Borrower.

B-1

IN WITNESS WHEREOF, each undersigned has executed this Notice of Account Designation as of the day and year first written above.

ANIXTER INC.
By:
Name:
Title:

ANIXTER INTERNATIONAL LTD.
By:
Name:
Title:

ANIXTER CANADA INC.
By:
Name:
Title:

EURINVEST B.V.
By:
Name:
Title:

ANIXTER EUROTWO HOLDINGS B.V.
By:
Name:
Title:

ANIXTER BELGIUM B.V.B.A.
By:
Name:
Title:
Executed outside of Belgium

[OTHER BORROWER(S)]
By:
Name:
Title:

B-2

EXHIBIT C-1
[FORM OF]
BORROWING SUBSIDIARY AGREEMENT
Date: ___________, _____
Attention: Wells Fargo Bank, National Association, as Administrative Agent
Ladies and Gentlemen:
     The undersigned, Anixter Inc. (“Anixter”), refers to the Five-Year Revolving Credit Agreement dated as of April 8, 2011 (as it may hereafter be amended, modified, extended or restated from time to time, the “Credit Agreement”), among Anixter, the Borrowing Subsidiaries named therein, the financial institutions from time to time party thereto as Lenders and Wells Fargo Bank, National Association, as Administrative Agent, L/C Issuer and Swing Line Lender. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Pursuant to Section 2.16 of the Credit Agreement:
     1. Anixter and _______________ (the “Designated Borrowing Subsidiary”) (a) confirm that the Designated Borrowing Subsidiary is a Foreign Subsidiary and (b) make, on and as of the date hereof, the representations and warranties as to the Designated Borrowing Subsidiary contained in Article V of the Credit Agreement. The Designated Borrowing Subsidiary agrees to be bound in all respects by the terms of the Credit Agreement, including, without limitation, all of the conditions, representations, warranties and covenants, and to perform all of the obligations of a Borrowing Subsidiary thereunder. Each reference to a Borrowing Subsidiary in the Credit Agreement shall be deemed to include the Designated Borrowing Subsidiary, and each reference to Loan Documents shall hereafter include this Borrowing Subsidiary Agreement.
     2. Each Guarantor ratifies and confirms the provisions of the Guaranty with respect to all Loans made by any Lender to the Designated Borrowing Subsidiary.
     3. The Designated Borrowing Subsidiary hereby represents and warrants to the Administrative Agent and the Lenders that the Designated Borrowing Subsidiary’s (a) legal name and jurisdiction of formation are as set forth on the signature pages hereto and (b) taxpayer identification number is as follows: [______________].
     4. The address to which communications to the Designated Borrowing Subsidiary under the Credit Agreement should be directed is the address for all Loan Parties set forth on Schedule 10.02 to the Credit Agreement or such other address as the Designated Borrowing Subsidiary may designate in writing to the Administrative Agent.
     5. Upon the execution of this Borrowing Subsidiary Agreement by Anixter, the Designated Borrowing Subsidiary and each Guarantor, and acceptance hereof by the Administrative Agent, the Designated Borrowing Subsidiary shall become a Borrowing Subsidiary under the Credit Agreement as though it were an original party thereto and shall be entitled to borrow under the Credit Agreement upon the satisfaction of the conditions precedent set forth in Section 4.02 of the Credit Agreement.

C-1-1

     6. General Provisions.
          (a) Limited Effect. Except as expressly provided herein, the Credit Agreement and each other Loan Document shall continue to be, and shall remain, in full force and effect. This Borrowing Subsidiary Agreement shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Credit Agreement or any other Loan Document or (ii) to prejudice any right or rights which any Agent or any Lender may now have or may have in the future under or in connection with the Credit Agreement or the other Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended or modified from time to time.
          (b) Costs and Expenses. Anixter, the Designated Borrowing Subsidiary and each other Loan Party, jointly and severally, shall pay or reimburse the Administrative Agent for all of its out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of this Borrowing Subsidiary Agreement, including, without limitation, the reasonable fees and disbursements of outside counsel.
          (c) Counterparts. This Borrowing Subsidiary Agreement may be executed by one or more of the parties hereto in any number of counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Borrowing Subsidiary Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
          (d) GOVERNING LAW. THIS BORROWING SUBSIDIARY AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS BORROWING SUBSIDIARY AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF ANOTHER STATE’S LAW).

Very truly yours, ANIXTER INC.
By:
Name:
Title:

[DESIGNATED BORROWING SUBSIDIARY], a [jurisdiction of formation and type of entity]
By:
Name:
Title:

C-1-2

ANIXTER INTERNATIONAL INC.

By:
Name:
Title:

ANIXTER REAL ESTATE INC.
By:
Name:
Title:

ANIXTER INFORMATION SYSTEMS CORPORATION
By:
Name:
Title:

ANIXTER FINANCIAL INC.
By:
Name:
Title:

ANIXTER PROCUREMENT CORPORATION
By:
Name:
Title:

[OTHER GUARANTORS][4]
By:
Name:
Title:

[4]	Added pursuant to Section 6.11 of the Credit Agreement.

C-1-3

Accepted as of the date first above written.
Wells Fargo Bank, National Association, as Administrative Agent

By:
Name:
Title:

C-1-4

EXHIBIT C-2

[FORM OF]
BORROWING SUBSIDIARY TERMINATION
Date: ___________, _____
To: Wells Fargo Bank, National Association, as Administrative Agent
Ladies and Gentlemen:
     Anixter Inc. (“Anixter”), refers to the Five-Year Revolving Credit Agreement dated as of April 8, 2011 (as it may hereafter be amended, modified, extended or restated from time to time, the “Credit Agreement”), among Anixter, the Borrowing Subsidiaries, the financial institutions from time to time party thereto as Lenders and Wells Fargo Bank, National Association, as Administrative Agent, L/C Issuer and Swing Line Lender. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
     Anixter elects to terminate the status of _______________ (the “Terminated Borrowing Subsidiary”) as a Borrowing Subsidiary for purposes of the Credit Agreement. Anixter and the Terminated Borrowing Subsidiary represent and warrant that no Loans made to the Terminated Borrowing Subsidiary are outstanding as of the date hereof and that all principal and interest on all Loans payable by the Terminated Borrowing Subsidiary pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.
     This Borrowing Subsidiary Termination and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Borrowing Subsidiary Termination and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York (without regard to conflict of laws principles that would require the application of another State’s law).

Very truly yours, ANIXTER INC.
By:
Name:
Title:

[Terminated Borrowing Subsidiary]
By:
Name:
Title:

C-2-1

EXHIBIT D-1
[FORM OF]
COMMITTED LOAN NOTE
_______________________
     FOR VALUE RECEIVED, each of the Borrowers hereby promises to pay to the order of _____________________________ (the “Lender”), on the Maturity Date (as defined in the Credit Agreement referred to below) the principal amount of all Committed Loans (as defined in such Credit Agreement) made by the Lender to the Borrowers under that certain Five-Year Revolving Credit Agreement, dated as of April 8, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Anixter Inc., the Borrowing Subsidiaries (together with Anixter, the “Borrowers”), the Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent, L/C Issuer and Swing Line Lender.
     Each Borrower promises to pay interest on the unpaid principal amount of each Committed Loan from the date of such Committed Loan until such principal amount is paid in full, at such interest rates, and at such times as are specified in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in immediately available funds in the Applicable Currency at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
     This Note is one of the Committed Loan Notes referred to in the Agreement, is entitled to the benefits thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. This Note is also entitled to the benefits of the Guaranty. Upon the occurrence of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Committed Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Committed Loans and payments with respect thereto.
     Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.
[Signature Page Follows]

D-1-1

     THIS COMMITTED LOAN NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS COMMITTED LOAN NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF ANOTHER STATE’S LAW).

ANIXTER INC.
By:
Name:
Title:

ANIXTER INTERNATIONAL LTD.
By:
Name:
Title:

EURINVEST B.V.
By:
Name:
Title:

ANIXTER EUROTWO HOLDINGS B.V.
By:
Name:
Title:

ANIXTER BELGIUM B.V.B.A.
By:
Name:
Title:
Executed outside of Belgium

ANIXTER CANADA INC.
By:
Name:
Title:

D-1-2

[ADDITIONAL BORROWING SUBSIDIARIES][5]
By:
Name:
Title:

[5]	If any added pursuant to Section 2.16 of the Agreement.

D-1-3

COMMITTED LOANS AND PAYMENTS WITH RESPECT THERETO

				Amount of Principal	Outstanding
	Currency and Type		End of Interest	or Interest Paid	Principal Balance
Date	of Loan Made	Amount of Loan Made	Period	This Date	This Date	Notation Made By

D-1-4

EXHIBIT D-2
[FORM OF]
SWING LINE LOAN NOTE
     FOR VALUE RECEIVED, each of the Borrowers hereby promises to pay to the order of Wells Fargo Bank, National Association (the “Swing Line Lender”) on the dates provided in the Agreement (as defined below) the principal amount of each Swing Line Loan from time to time made by the Swing Line Lender to the Borrowers under that certain Five-Year Revolving Credit Agreement, dated as of April 8, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Anixter Inc., the Borrowing Subsidiaries (together with Anixter, the “Borrowers”), the Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent, L/C Issuer and Swing Line Lender.
     Each Borrower promises to pay interest on the unpaid principal amount of each Swing Line Loan from the date of such Swing Line Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Swing Line Lender in the Applicable Currency of such Swing Line Loan in Same Day Funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
     This Note is one of the Swing Line Loan Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty. Upon the occurrence of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Swing Line Loans made by the Swing Line Lender shall be evidenced by one or more loan accounts or records maintained by the Swing Line Lender in the ordinary course of business. The Swing Line Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Swing Line Loans and payments with respect thereto.
     Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.
[Signature Page Follows]

D-2-1

     THIS SWING LINE LOAN NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS SWING LINE LOAN NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF ANOTHER STATE’S LAW).

ANIXTER INC.
By:
Name:
Title:

ANIXTER INTERNATIONAL LTD.
By:
Name:
Title:

EURINVEST B.V.
By:
Name:
Title:

ANIXTER EUROTWO HOLDINGS B.V.
By:
Name:
Title:

ANIXTER BELGIUM B.V.B.A.
By:
Name:
	Title:	Executed outside of Belgium

ANIXTER CANADA INC.
By:
Name:
Title:

D-2-2

[ADDITIONAL BORROWING SUBSIDIARIES][6]
By:
Name:
Title:

[6]	If any added pursuant to Section 2.16 of the Agreement.

D-2-3

SWING LINE LOANS AND PAYMENTS WITH RESPECT THERETO

				Amount of Principal	Outstanding
			End of Interest	or Interest Paid	Principal Balance
Date	Type of Loan Made	Amount of Loan Made	Period	This Date	This Date	Notation Made By

D-2-4

EXHIBIT E
[FORM OF]
COMPLIANCE CERTIFICATE
Financial Statement Date: _____________, ____
To: Wells Fargo Bank, National Association, as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Five-Year Revolving Credit Agreement, dated as of April 8, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Anixter Inc. (“Anixter”), the Borrowing Subsidiaries, the Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent, L/C Issuer and Swing Line Lender.
     The undersigned Financial Officer of Anixter hereby certifies as of the date hereof that he/she is the __________________________ of Anixter, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of Anixter, and that:
[Use following for fiscal year-end financial statements]
     1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(b) of the Agreement for the Fiscal Year of Anixter ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
[Use following for fiscal quarter-end financial statements]
     1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(a) of the Agreement for the Fiscal Quarter of Anixter ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of Anixter and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
     2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Loan Parties during the accounting period covered by the attached financial statements.
     3. A review of the activities of the Loan Parties during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Loan Parties performed and observed all their Obligations under the Loan Documents, and

[select one:]
     [to the best knowledge of the undersigned during such fiscal period, the Borrowers performed and observed each covenant and condition of the Loan Documents applicable to them.]
—or—
     [the following covenants or conditions have not been performed or observed and the following is a list of each such Default or Event of Default and its nature and status:]
     4. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Compliance Certificate.
     IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the date set forth above.

ANIXTER INC.
By:
Name:
Title: [7]

[7]	Compliance Certificate to be delivered by a “Financial Officer” (as defined in the Credit Agreement) of Anixter.

SCHEDULE 2
to the Compliance Certificate
(US$ in 000’s)
For the Fiscal Quarter/Fiscal Year ended __________________(“Statement Date”)
I. Section 7.14 — Receivables Securitization Transactions.
A.	Aggregate outstanding investment or principal amount of claims held by purchasers, assignees and transferees of (or of interests in) receivables of Anixter and its Subsidiaries in connection with Receivables Securitization Transactions as of the Statement Date: US$_________

Maximum permitted: US$400,000
II. Section 7.16 — Consolidated Fixed Charge Coverage Ratio.
A.	Consolidated EBITDA for four consecutive Fiscal Quarters ending on above date (“Subject Period”):

1.	Consolidated Net Income for Subject Period (by Fiscal Quarter):
	a.	Fiscal Quarter ended _________, 20___	US$______
	b.	Fiscal Quarter ended _________, 20___	US$______
	c.	Fiscal Quarter ended _________, 20___	US$______
	d.	Fiscal Quarter ended _________, 20___	US$______	US$_____

2.	Net interest expense for Subject Period (by Fiscal Quarter):
	a.	Fiscal Quarter ended _________, 20___	US$______
	b.	Fiscal Quarter ended _________, 20___	US$______
	c.	Fiscal Quarter ended _________, 20___	US$______
	d.	Fiscal Quarter ended _________, 20___	US$______	US$_____

3.	Provision for income taxes for Subject Period (by Fiscal Quarter):
	a.	Fiscal Quarter ended _________, 20___	US$______
	b.	Fiscal Quarter ended _________, 20___	US$______
	c.	Fiscal Quarter ended _________, 20___	US$______
	d.	Fiscal Quarter ended _________, 20___	US$______	US$_____

4.	Depreciation and amortization expenses for Subject Period (by Fiscal Quarter):
	a.	Fiscal Quarter ended _________, 20___	US$______
	b.	Fiscal Quarter ended _________, 20___	US$______
	c.	Fiscal Quarter ended _________, 20___	US$______
	d.	Fiscal Quarter ended _________, 20___	US$______	US$_____

5.	Permitted Exclusions for Subject Period (by Fiscal Quarter):
	a.	Fiscal Quarter ended _________, 20___	US$______
Description:_________________________
	b.	Fiscal Quarter ended _________, 20___	US$______
Description:_________________________
	c.	Fiscal Quarter ended _________, 20___	US$______
Description:_________________________
	d.	Fiscal Quarter ended _________, 20___	US$______

		Description:_________________________		US$______

6.	Consolidated EBITDA (Lines II.A.1 + 2 + 3 + 4 - 5)(by Fiscal Quarter):
	a.	Fiscal Quarter ended _________, 20___	US$______
	b.	Fiscal Quarter ended _________, 20___	US$______
	c.	Fiscal Quarter ended _________, 20___	US$______
	d.	Fiscal Quarter ended _________, 20___	US$______	US$_____

B. Rental Expense for Subject Period:
a.	Fiscal Quarter ended _________, 20___	US$______
b.	Fiscal Quarter ended _________, 20___	US$______
c.	Fiscal Quarter ended _________, 20___	US$______
d.	Fiscal Quarter ended _________, 20___	US$______	US$_____

C. Consolidated Fixed Charge Expense for Subject Period:
a.	Fiscal Quarter ended _________, 20___	US$______
b.	Fiscal Quarter ended _________, 20___	US$______
c.	Fiscal Quarter ended _________, 20___	US$______
d.	Fiscal Quarter ended _________, 20___	US$______	US$_____

D. Consolidated Fixed Charge Coverage Ratio ((Line II.A.6 +Line II.B)/Line II.C): _______ to 1.00

Minimum Consolidated Fixed Charge
Fiscal Quarters Ending	Coverage Ratio required
After the Closing Date and on or prior to December 31, 2011	2.50:1.00
After December 31, 2011 and each Fiscal Quarter thereafter	3.00:1.00
III. Section 7.15 — Leverage Ratio.

A.	Consolidated Funded Indebtedness at Statement Date:	US$__________

B.	Consolidated EBITDA for Subject Period (Line II.A.6 above):	US$__________

C.	Consolidated EBITDA for Subject Period calculated on a pro forma basis with respect to acquisitions and divestitures:	US$__________

D.	Leverage Ratio (Line III.A/Line III.C):	_____ to 1.00

Maximum permitted: 3.25:1.00

EXHIBIT F
[FORM OF]
ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and the parties identified on the Schedules hereto and [the] [each]8 Assignee identified on the Schedules hereto as “Assignee” or as “Assignees” (collectively, the “Assignees” and each an “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignees] [the Assignors]9 hereunder are several and not joint.]10 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor: ____________________

2.	Assignee: See Schedules attached hereto

3.	Borrower(s): Anixter Inc., Anixter International Ltd., Anixter Canada Inc., Eurinvest B.V., Anixter Eurotwo Holdings B.V., Anixter Belgium B.V.B.A. and [identify other Borrowing Subsidiaries as of the Effective Date]

[8]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[9]	Select as appropriate.

[10]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

4.	Administrative Agent: Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement: Five-Year Revolving Credit Agreement, dated as of April 8, 2011, among Anixter Inc., the Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent, L/C Issuer and Swing Line Lender.

6.	Assigned Interest: See schedules attached hereto

[7.	Trade Date: __________________] [11]
Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[11]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE: See schedules attached hereto

[Consented to and][12] Accepted: WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent
By:
Title:

[Consented to:][13] WELLS FARGO BANK, NATIONAL ASSOCIATION, as L/C Issuer and Swing Line Lender
By:
Title:

ANIXTER INC.
By:
Title:

[12]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[13]	To be added only if the consent of Anixter and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

SCHEDULE 1
To Assignment and Assumption
By its execution of this Schedule, the Assignee identified on the signature block below agrees to the terms set forth in the attached Assignment and Assumption.
Assigned Interests:

	Aggregate Amount of	Amount of
	Commitment for all	Commitment	Percentage Assigned of
Facility Assigned	Lenders*	Assigned*	Commitment[14]	CUSIP Number
Committed Loans	$	$	%

	$	$	%

	$	$	%

[NAME OF ASSIGNEE]
By:
Title:

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[14]	Set forth, to at least 9 decimals, as a percentage of the Aggregate Commitment of all Lenders thereunder.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
FIVE-YEAR REVOLVING CREDIT AGREEMENT dated as of April 8, 2011 among ANIXTER INC., the Borrowing
Subsidiaries from time to time party thereto, the Lenders party thereto and WELLS FARGO BANK,
NATIONAL ASSOCIATION, as Administrative Agent, L/C Issuer and Swing Line Lender
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
     1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Anixter, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Anixter, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2. Assignee[s]. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (vi) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender. The Assignee represents that it is a PMP and that it is aware that a Dutch Borrower may be in breach of Dutch law and regulations if this representation is untrue.

     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.
     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.